Exhibit 10.2

FINANCING AGREEMENT

Dated as of September 30, 2005

by and among

MAGNETEK, INC.
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO,

ABLECO FINANCE LLC,

as Collateral Agent,

and

ABLECO FINANCE LLC

as Administrative Agent

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS; CERTAIN TERMS

Section 1.01	Definitions
Section 1.02	Terms Generally
Section 1.03	Accounting and Other Terms
Section 1.04	Time References

ARTICLE II	THE LOANS

Section 2.01	Commitments
Section 2.02	Making the Loans
Section 2.03	Repayment of Loans; Evidence of Debt
Section 2.04	Interest
Section 2.05	Reduction of Commitment; Prepayment of Loans
Section 2.06	Fees
Section 2.07	Securitization
Section 2.08	Taxes.

ARTICLE IV	FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01	Audit and Collateral Monitoring Fees
Section 4.02	Payments; Computations and Statements
Section 4.03	Sharing of Payments, Etc
Section 4.04	Apportionment of Payments.
Section 4.05	Increased Costs and Reduced Return.

ARTICLE V	CONDITIONS TO LOANS

Section 5.01	Conditions Precedent
Section 5.02	Conditions Precedent to All Loans

ARTICLE VI	REPRESENTATIONS AND WARRANTIES

Section 6.01	Representations and Warranties

ARTICLE VII	COVENANTS OF THE LOAN PARTIES

Section 7.01	Affirmative Covenants
Section 7.02	Negative Covenants
Section 7.03	Financial Covenants

ARTICLE VIII	MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01	Collection of Accounts Receivable; Management of Collateral.
Section 8.02	Accounts Receivable Documentation
Section 8.03	Status of Accounts Receivable and Other Collateral
Section 8.04	Collateral Custodian

ARTICLE IX	EVENTS OF DEFAULT

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Section 9.01	Events of Default

ARTICLE X	AGENTS

Section 10.01	Appointment
Section 10.02	Nature of Duties
Section 10.03	Rights, Exculpation, Etc
Section 10.04	Reliance
Section 10.05	Indemnification
Section 10.06	Agents Individually
Section 10.07	Successor Agent
Section 10.08	Collateral Matters
Section 10.09	Agency for Perfection

ARTICLE XI	GUARANTY

Section 11.01	Guaranty
Section 11.02	Guaranty Absolute
Section 11.03	Waiver
Section 11.04	Continuing Guaranty; Assignments
Section 11.05	Subrogation

ARTICLE XII	MISCELLANEOUS

Section 12.01	Notices, Etc
Section 12.02	Amendments, Etc
Section 12.03	No Waiver; Remedies, Etc
Section 12.04	Expenses; Taxes; Attorneys’ Fees
Section 12.05	Right of Set-off
Section 12.06	Severability
Section 12.07	Assignments and Participations.
Section 12.08	Counterparts
Section 12.09	GOVERNING LAW
Section 12.10	CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE
Section 12.11	WAIVER OF JURY TRIAL, ETC
Section 12.12	Consent by the Agents and Lenders
Section 12.13	No Party Deemed Drafter
Section 12.14	Reinstatement; Certain Payments
Section 12.15	Indemnification
Section 12.16	Records
Section 12.17	Binding Effect
Section 12.18	Interest
Section 12.19	Confidentiality
Section 12.20	Integration

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FINANCING AGREEMENT

Financing Agreement, dated as of September 30, 2005, by and among MAGNETEK, INC., a Delaware corporation (the ”Borrower”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the ”Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the ”Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the ”Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of a delayed draw term loan in the aggregate principal amount of $18,000,000.  The proceeds of the term loan shall be held in the Designated Account and used to fund a portion of any payments that are required to be made in connection with the litigation regarding the Arbitration Award in accordance with the terms of this Agreement, and to pay fees and expenses related to this Agreement (with any remaining proceeds to be released to Borrower for use for its general working capital purposes).  The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01                                Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Ableco” has the meaning specified therefor in the preamble hereto.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable, chattel paper, or a general intangible.

“Account Receivable” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in Article 9 of the Code, and in the case of Mondel, in the PPSA), and any and all “supporting obligations” (as that term is defined in the Code) in respect thereof.

“Action” has the meaning specified therefor in Section 12.12.

“additional amount” has the meaning specified therefor in Section 2.08(a)

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, (a) any Person which owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Property” means any fee interest in real property acquired by the Borrower or any of its Subsidiaries after the date hereof.

“Agent” and “Agents” each has the meaning specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Corporate Overhead Amount” means (a) with respect to any measurement period ending on or before June 30, 2006, $500,000, and (b) with respect to any measurement period ending after June 30, 2006, $1,500,000.

“Applicable Laws” means, with respect to any Person, those Laws that apply to such Person or its business, undertakings, property or securities.

“Applicable LIBOR Rate Margin” means 8.50 percentage points; provided, however so long as a Triggering Event has not occurred and is not continuing, the Applicable LIBOR Rate Margin shall be reduced to the Applicable LIBOR Discount Rate Margin.

“Applicable LIBOR Discount Rate Margin” means, as of any date of determination, the following margin based upon Borrower’s most recent Domestic Leverage Ratio calculation (determined as set forth in the following paragraph); provided, however, that for the period from the Effective Date through the date the Agents receive the certified calculation of the Domestic Leverage Ratio in respect of the testing period ended with September 30, 2005 delivered by Borrower pursuant to Section 7.01(a), the Applicable LIBOR Discount Rate Margin shall be set at Level I:

Level	Domestic Leverage Ratio	Applicable LIBOR Discount Rate Margin

I	less than 2.75:1.00	7.50 percentage points

II	greater than or equal to 2.75:100 and less than 3.00:1.00	8.00 percentage points

III	greater than or equal to 3.00:1.00	8.50 percentage points

Except as set forth in the foregoing proviso, the Applicable LIBOR Discount Rate Margin shall be based upon Borrower’s most recent Domestic Leverage Ratio calculation, which will be calculated monthly based upon the 12 consecutive months then ended.  Except as set forth in the initial proviso in this definition, the Applicable LIBOR Discount Rate Margin shall be re-determined each month on the first day of the month following the date Borrower delivers to the Agents the certified calculation of its Domestic Leverage Ratio pursuant to Section 7.01(a) hereof; provided, however, that if Borrower fails to provide such certification when such certification is due, the Applicable LIBOR Discount Rate Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable LIBOR Discount Rate Margin shall be set at the margin based upon the Domestic Leverage Ratio calculation disclosed by such certification); provided, further, that if the Domestic Leverage Ratio reported in any such certification is determined to be incorrect (whether in connection with the delivery of the audited financial statements of Borrower and its Subsidiaries pursuant to Section 7.01(a)(ii) hereof or otherwise), the Applicable LIBOR Discount Rate Margin for the month following the date on which the Agents receive such incorrect certification shall be recalculated (and the amount of accrued interest shall be adjusted) based on the actual Domestic Leverage Ratio as of the applicable date with respect to such certification.

“Applicable Reference Rate Margin” means 6.00 percentage points; provided, however so long as a Triggering Event has not occurred and is not continuing, the Applicable Reference Rate Margin shall be reduced to the Applicable Reference Discount Rate Margin.

“Applicable Reference Discount Rate Margin” means, as of any date of determination, the following margin based upon Borrower’s most recent Domestic Leverage Ratio calculation (determined as set forth in the following paragraph); provided, however, that for the period from the Effective Date through the date the Agents receive the certified calculation of the Domestic Leverage Ratio in respect of the testing period ended with September 30, 2005 delivered by Borrower pursuant to Section 7.01(a), the Applicable Reference Discount Rate Margin shall be set at Level I:

Level	Domestic Leverage Ratio	Applicable Reference Discount Rate Margin

I	less than 2.75:1.00	5.00 percentage points

II	greater than or equal to 2.75:100 and less than 3.00:1.00	5.50 percentage points

III	greater than or equal to 3.00:1.00	6.00 percentage points

Except as set forth in the foregoing proviso, the Applicable Reference Discount Rate Margin shall be based upon Borrower’s most recent Domestic Leverage Ratio calculation, which will be calculated monthly based upon the 12 consecutive months then ended.  Except as set forth in the initial proviso in this definition, the Applicable Reference Discount Rate Margin shall be re-determined each month on the first day of the month following the date Borrower delivers to the Agents the certified calculation of its Domestic Leverage Ratio pursuant to Section 7.01(a) hereof; provided, however, that if Borrower fails to provide such certification when such certification is due, the Applicable Reference Discount Rate Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Reference Discount Rate Margin shall be set at the margin based upon the Domestic Leverage Ratio calculation disclosed by such certification); provided, further, that if the Domestic Leverage Ratio reported in any such certification is determined to be incorrect (whether in connection with the delivery of the audited financial statements of Borrower and its Subsidiaries pursuant to Section 7.01(a)(ii) hereof or otherwise), the Applicable Reference Discount Rate Margin for the month following the date on which the Agents receive such incorrect certification shall be recalculated (and the amount of accrued interest shall be adjusted) based on the actual Domestic Leverage Ratio as of the applicable date with respect to such certification.

“Arbitration Award” means that certain arbitration award, in the amount of $23,352,439.63, rendered against the Borrower on April 29, 2005 in connection with the claims made by the Plaintiffs against the Borrower.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit A-1 hereto or such other form acceptable to the Collateral Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute, together with any bankruptcy or insolvency laws of Canada, to the extent they apply to Mondel, including without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Base LIBOR Rate” means the rate per annum, determined by Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by the Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower, any Guarantor or any Subsidiary or ERISA Affiliate of Borrower or any Guarantor has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years, and any equivalent Canadian Employee Benefits Legislation.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrowing Base” has the meaning set forth in the First Lien Credit Agreement as such agreement is in effect on the Effective Date.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in U.S. Dollar deposits in the London interbank market.

“Canadian Documents” means (a) the Canadian Guaranty, (b) the Canadian Stock Pledge and (c) the Canadian Security Agreement.

“Canadian Employee Benefits Legislation” means the Canadian Pension Plan Act (Canada), the Pension Benefits Standards Act (Canada), the Pension Benefits Act (Ontario), the Health Insurance Act (Ontario) and the Employment Standards Act (Ontario) and all similar legislation in any relevant Canadian jurisdiction.

“Canadian Employee Plan” has the meaning specified therefore in Section 6.01(i)(xi).

“Canadian Guaranty” means a general continuing guaranty executed and delivered by Mondel in favor of Collateral Agent, for the benefit of the Agents and the Lenders, in form and substance satisfactory to Collateral Agent.

“Canadian Income Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 c.1 (5th Supp.).

“Canadian Security Agreement” means a security agreement, in form and substance satisfactory to Collateral Agent, executed and delivered by Mondel in favor of Collateral Agent, for the benefit of the Agents and the Lenders, together with all supplements executed in connection therewith.

“Canadian Stock Pledge” means a stock pledge agreement, in form and substance satisfactory to Collateral Agent, executed and delivered by Mondel Holding in favor of Collateral Agent, for the benefit of the Agents and the Lenders, with respect to the Stock of Mondel, together with  all certificates representing the shares of Stock pledged thereunder along with Stock powers with respect thereto endorsed in blank.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP (including capitalized software costs), whether such expenditures are paid in cash or financed.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any Person controlling any Lender or the manner in which any Lender or any Person controlling any Lender, allocates capital to any of its contingent liabilities, advances, acceptances, commitments, assets or liabilities.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.

“Change of Control” means each occurrence of any of the following:

(a)                                  any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors,

(b)                                 except with respect to Magnetek ADS Power, Inc. in connection with Magnetek ADS Sale, Borrower ceases to own and control 100% of the shares of the Capital Stock of any Person that is a Subsidiary of Borrower as of the Effective Date, unless otherwise permitted hereunder,

(c)                                  a majority of the members of the Board of Directors do not constitute Continuing Directors, or

(d)                                 (i) the Borrower consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (ii) any entity consolidates with or merges into the Borrower, which in either event (i) or (ii) is pursuant to a transaction in which the outstanding voting Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the owners of Capital Stock of the Borrower immediately beforehand have a beneficial ownership in the aggregate of at least 50.1% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Collateral Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies; and when used to define a category or categories of Collateral owned or hereafter acquired by any Loan Party which may be subject to the provisions of the PPSA, then such term shall include the equivalent category or categories of Collateral under the PPSA.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collection Account” and “Collection Accounts” have the meanings specified therefor in Section 8.01(a).

“Commitment” means, with respect to each Lender, such Lender’s Term Loan Commitment.

“Commitment Termination Date” means the earlier to occur of (a) November 30, 2005, and (b) the Final Maturity Date.

“Consolidated EBITDA” means, with respect to Borrower for any period, the Consolidated Net Income of Borrower and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of Borrower and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of Borrower and its Subsidiaries for such period:  (A) Consolidated Net Interest Expense, (B) net income tax expense, (C) depreciation expense and (D) amortization expense.

“Consolidated Funded Indebtedness” means, with respect to Borrower at any date, all Indebtedness for borrowed money of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of Borrower or the applicable Subsidiary to a date more than one year from such date, including, in any event, but without duplication, with respect to the Borrower and its Subsidiaries, the Obligations, the First Lien Obligations, and the amount of their Capitalized Lease Obligations.

“Consolidated Net Income” means, with respect to Borrower for any period, the net income (loss) of Borrower and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or non-cash gains or losses from Dispositions, (b) non-cash restructuring charges, (c) non-cash effects of discontinued operations, (d) cash effects of discontinued operations in an aggregate amount not to exceed $1,500,000, (e) interest that is paid-in-kind, (f) non-cash pension charges and non-cash stock compensation, and (g) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period.

“Consolidated Net Interest Expense” means, with respect to Borrower for any period, gross cash interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including interest expense paid to Affiliates of Borrower), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the ”primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of the Borrower on the Effective Date, and (b) any individual who becomes a member of the Board of Directors after the Effective Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Collateral Agent, executed and delivered by the Borrower or one of its Subsidiaries, Collateral Agent, First Lien Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Group ERISA Affiliates” has the meaning specified therefore in Section 7.12.

“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in the IRC.

“Current Value” has the meaning specified therefor in Section 7.01(o).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Deposit Account” means any deposit account as that term is defined in the Code and, in the case of Mondel, the PPSA.

“Designated Account” means that certain Securities Account identified as account number 12862264 maintained by Borrower with Wells Fargo Brokerage Services, LLC.

“Designated Account Control Agreement” means a four party Control Agreement by and among Borrower, First Lien Agent, Collateral Agent and Wells Fargo Brokerage Services, LLC, which, among other things, provides that the funds in such Designated Account may not be released without the prior written consent of the First Lien Agent and the Collateral Agent, such consent not to be unreasonably withheld in connection with a request to release such funds to make any payment contemplated by Section 6.01(t).

“Designated Pension Payment” means the payment in the estimated amount of $3,463,902 that is due and payable on October 15, 2007 in respect of Borrower’s and its Subsidiaries’ Benefit Plans.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic EBITDA” means, for any period, the Domestic Net Income for such period, plus (i) without duplication, the sum of the following amounts of the Loan Parties for such period and to the extent deducted in determining Domestic Net Income of the Loan Parties for such period:  (A) Domestic Net Interest Expense, (B) net income tax expense, (C) depreciation expense, (D) amortization expense, and (E) corporate overhead expense, minus, (ii) the Applicable Corporate Overhead Amount.

“Domestic Funded Indebtedness” means, with respect to the Loan Parties at any date, all Indebtedness for borrowed money of the Loan Parties, determined in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the applicable Loan Party to a date more than one year from such date, including, in any event, but without duplication, the Obligations, the First Lien Obligations, and the amount of their Capitalized Lease Obligations.

“Domestic Leverage Ratio” means, at any date of determination, the ratio of (a) the outstanding principal amount of the Domestic Funded Indebtedness at such date, to (b) TTM Domestic EBITDA for the most recently completed 12 consecutive month period most recently ended on or prior to the date of determination.

“Domestic Net Income” means, with respect to the Loan Parties for any period, the net income (loss) of the Loan Parties for such period, determined in accordance with GAAP, but excluding from the determination of Domestic Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or non-cash gains or losses from Dispositions, (b) non-cash restructuring charges, (c) non-cash effects of discontinued operations, (d) interest that is paid-in-kind, and (e) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period, in each case solely with respect to the Loan Parties.

“Domestic Net Interest Expense” means, with respect to the Loan Parties for any period, gross cash interest expense of the Loan Parties for such period determined in accordance with GAAP (including interest expense paid to Affiliates of the Loan Parties), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined in accordance with GAAP with respect to the Loan Parties.

“Effective Date” means the date, on or before September 30, 2005, on which all of the conditions precedent set forth in Section 5.01 are first satisfied or waived.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Loan Party or any of their respective Subsidiaries or any of their respective predecessors in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of their respective Subsidiaries or any of their respective predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower, any Guarantor or any of their respective Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to the liability or potential liability of any Loan Party with respect to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any Real Property which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means each business or entity which is or was a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c) or (m) of the IRC, required to be aggregated with Borrower or any of its Subsidiaries under Section 414(o) of the IRC, or is or was under “common control” with Borrower or any of its Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by Borrower, any of its Subsidiaries, or any ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of Borrower, any of its Subsidiaries, or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries, or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA;  (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on Borrower, any of its Subsidiaries, or any ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by Borrower, any of its Subsidiaries, or any ERISA Affiliate to timely make any required contribution to a Pension Plan (or the failure to timely make a required contribution in any material respect with respect to any Plan that is not a Pension Plan or a Multiemployer Plan), or the failure to meet the minimum funding standard of Section 412 of the IRC with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the IRC) or the failure to make by its due date a required installment under Section 412(m) of the IRC with respect to any Pension Plan or the failure to timely make any required contribution to a Multiemployer Plan; (h) an event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any material liability under ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower, any of its Subsidiaries or any ERISA Affiliate; (j) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the IRC with respect to any Pension Plan; (k) the occurrence of a non exempt prohibited transaction under Sections 406 or 407 of ERISA for which Borrower, or any of its Subsidiaries, may be directly or indirectly liable and which is reasonably expected to result in a material liability to Borrower or any of its Subsidiaries; (l) a material violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the IRC by any fiduciary or disqualified person for which Borrower, any of its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable; (m) the occurrence of an act, omission, event or condition which could give rise to the imposition on Borrower, any of its Subsidiaries, or any ERISA Affiliate of material fines, material penalties, material taxes, material related charges or material liability under the IRC or under ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets or any fiduciary thereof, or against Borrower or any of its Subsidiaries in connection with any such Plan; (o) receipt from the Internal Revenue Service of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the IRC, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the IRC; (p) the imposition of any lien on any of the rights, properties or assets of Borrower, any of its Subsidiaries, or any ERISA Affiliate, in either case pursuant to ERISA or the IRC; or (q) the establishment or amendment by Borrower or any of its Subsidiaries, of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment health benefits in a manner that would materially increase the liability of Borrower or any of its Subsidiaries.

“Event of Default” means any of the events set forth in Section 9.01.

“Excess Availability” has the meaning set forth in the First Lien Credit Agreement, as in effect on the date hereof.

“Excess Cash Flow” means, with respect to Borrower for any period, (i) TTM EBITDA of such Borrower and its Subsidiaries for such period, plus (ii) all non-cash items of such Borrower and its Subsidiaries deducted in determining Consolidated Net Income for such period, less (iii) the sum of (A) all non-cash items of Borrower and its Subsidiaries included in determining Consolidated Net Income for such period, (B) all scheduled cash principal payments on the Loans made during such period, and all scheduled cash principal payments on other Indebtedness of such Borrower or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, and (C) the cash portion of Capital Expenditures made by Borrower and its Subsidiaries during such period to the extent permitted to be made under this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary” means Magnetek de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico; Manufacturas Electricas De Reynosa S. A.de C.V, a corporation organized under the laws of Mexico; Mejor Electronica de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico; Servicio de Guarderias, S. C., a partnership organized under the laws of Mexico;  Magnetek Deteiligungsgesellschaft Gmbh, a corporation   organized under the laws of the Federal Republic of Germany; Magnetek Lighting Canada Limited, a corporation organized under the laws of Canada; Magnetek Industrials Controls Group (UK) Ltd., a corporation organized under the laws of Great Britain; and Magnetek Vertiebsgesellschaft GmbH, a corporation organized under the laws of the Federal Republic of Germany.

“Existing Agent” means JPMorgan Chase Bank, N.A., a national banking association, as administrative agent for certain lenders.

“Existing Credit Facility” means that certain Credit Agreement dated as of August 15, 2003, by and among Borrower, Magnetek Ads Power, Inc. and Maxtek International Corp., Existing Agent, and the lenders party thereto, as amended from time to time prior to the date hereof.

“Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), including (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement and any amounts received from escrow arrangements in connection with any purchase agreement.

“Facility” means each of the parcels of real property identified on Schedule F-1 attached hereto, including all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter dated contemporaneously herewith by and between Borrower and the Agents, which is in form and substance satisfactory to the Agents.

“Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file financing statements in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement.

“Final Maturity Date” means the earliest to occur of (a) December 31, 2007, (b) November 30, 2005 (if the Term Loan is not made on or before such date), (c) the date on which the First Lien Credit Agreement is terminated for any reason, (d) the date on which all or any portion of the Obligations shall become due and payable pursuant to the terms of Section 9.01 and (e) the date on which this Agreement is terminated in accordance with the provisions hereof.

“Financial Statements” means (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended June 30, 2005, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the one month ended July 31, 2005, and the related consolidated statement of operations, shareholder’s equity and cash flows for the one month then ended.

“First Lien Advances” means the Advances, as such term is defined in the First Lien Credit Agreement, as in effect on the date hereof.

“First Lien Agent” means Wells Fargo Foothill, Inc., a California corporation, as administrative agent for certain lenders under the First Lien Credit Agreement, together with its successors and assigns in such capacity.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of even date herewith, by and among First Lien Agent, the lenders signatory thereto, Borrower, Magnetek Ads Power, Inc. and Maxtek International Corp., as the same may be amended, modified, or extended from time to time to the extent permitted hereunder.

“First Lien Letters of Credit” means the Letters of Credit, as such term is defined in the First Lien Credit Agreement, as in effect on the date hereof.

“First Lien Loan Documents” means the Loan Documents, as such term is defined in the First Lien Credit Agreement.

“First Lien Obligations” means, as of any date of determination, the outstanding principal amount of the First Lien Advances and the undrawn amount of the First Lien Letters of Credit.

“First Lien Revolver Usage” means the Revolver Usage, as such term is defined in the First Lien Credit Agreement, as in effect on the date hereof.

“First Lien Termination Date” means the date on which the “Discharge of Priority First Lien Indebtedness” (as such term is defined in the Intercreditor Agreement) occurs.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on June 30th of each year.

“Fixed Charge Coverage Ratio” means, with respect to Borrower and its Subsidiaries for any period, the ratio of (i) the Consolidated EBITDA for such period minus Capital Expenditures made during such period, to (ii) the sum of (A) all principal of Indebtedness of Borrower and its Subsidiaries scheduled to be paid or prepaid during such period, plus (B) Consolidated Net Interest Expense of Borrower and its Subsidiaries for such period, plus (C) all income tax liabilities of Borrower and its Subsidiaries that accrued during such period (other than the non-cash increase in such period, if any, in deferred tax liability attributable to amortization of goodwill over a shorter period for tax purposes than for financial reporting purposes), to the extent that the amount of such liabilities is greater than zero, plus (D) cash dividends or distributions paid by Borrower and its Subsidiaries (other than dividends or distributions paid to Borrower or its wholly-owned Subsidiaries) during such period, plus (E) the aggregate amount of cash payments made by Borrower and its Subsidiaries during such period in respect of their Benefit Plans.  In determining the Fixed Charge Coverage Ratio for a particular period, the calculation of the income tax liabilities of Borrower and its Subsidiaries described in clause (ii)(C) of the immediately preceding sentence shall be made without giving effect to any tax refunds, tax receivables, net operating losses or other net tax benefits that were received or receivable during such period on account of any prior periods.

“Foreign Pledge Agreement” means that certain foreign stock pledge agreement with respect to the Capital Stock of Magnetek S.p.A., which is in form and substance satisfactory to Collateral Agent (including being governed by Italian law).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means any nation or government, any U.S. or foreign federal, state, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” (i) has the meaning specified therefor in the preamble to this Agreement, and (ii) means each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means, individually and collectively, (i) the guaranty of each Guarantor party hereto contained in Article XI hereof, (ii) the Canadian Guaranty, and (iii) each other guaranty made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders pursuant to the requirements of Section 7.01(b) or otherwise.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such Applicable Laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Laws now allow.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any Pension Plan; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and including the appointment of a trustee, receiver, administrative receiver, administrator or similar Person.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Effective Date, duly executed by each of the Loan Parties, substantially in the form of Exhibit I-1.

“Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit I-2, by and among the Collateral Agent and the First Lien Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means all of each of the Loan Parties’ now owned or hereafter acquired right, title, and interest with respect to inventory as defined in the Code and, in the case of Mondel, the PPSA.

“Italian Financing Transaction” means a financing transaction pursuant to which Magnetek S.p.A. receives Net Cash Proceeds of at least $3,000,000, which proceeds are distributed to Borrower.

“Laws” means, in respect of the United States, Canada and any other country, all published laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards, including general principals of common and civil law, and conditions of any grant of approval, permission, authority or license of any court, Governmental Authority, statutory body or self-regulatory authority.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Leverage Ratio” means, at any date of determination, the ratio of (a) the outstanding principal amount of the Consolidated Funded Indebtedness at such date, to (b) TTM EBITDA for the most recently completed 12 consecutive month period most recently ended on or prior to the date of determination.

“Liabilities” has the meaning specified therefor in Section 2.07.

“LIBOR Deadline” has the meaning set forth in Section 2.04(g)(ii)(A).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.04(g)(i).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (x) the rate per annum determined by Administrative Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage and (y) 2.50%.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means the Term Loan or any Collateral Agent Advance made pursuant hereto.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, the Canadian Documents, the Control Agreements (including the Designated Account Control Agreement), the Fee Letter, any Filing Authorization Letter, the Foreign Pledge Agreement, any Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Mortgage, any Security Agreement, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means the Borrower or any Guarantor.

“Lockbox Bank” has the meaning specified therefor in Section 8.01(a).

“Lockboxes” has the meaning specified therefor in Section 8.01(a).

“Magnetek ADS Sale” means the sale of all or substantially all of the assets of or Capital Stock in Magnetek ADS Power, Inc. yielding no less than $3,000,000 in Net Cash Proceeds and which is otherwise on fair and reasonable terms pursuant to an arms-length transaction entered into with a third party.

“Magentek Electronics” means Magnetek Electronics Co. Ltd., a corporation organized under the laws of the People’s Republic of China.

“Material Adverse Effect” means a material adverse change in or effect on any of (a) the operations, business, assets, properties, condition (financial or otherwise) or prospects of any Loan Party or the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of Collateral Agent’s Liens on any of the Collateral.

“Material Contract” means (a) the First Lien Loan Documents, and (b) with respect to any Person (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary, other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

“Mondel” means Mondel ULC, a Nova Scotia unlimited liability company.

“Mondel Holding” means Magnetek Mondel Holding, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to the provisions hereof or otherwise.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate makes, is making, is obligated, or within the last six years has been obligated, to make contributions.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“New Lending Office” meaning specified therefor in Section 2.08(d).

“Nilssen” means Ole K. Nilssen.

“Non-U.S. Lender” meaning specified therefor in Section 2.08(d).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Other Taxes” has the meaning specified therefor in Section 2.08(b).

“Participant Register” has the meaning specified therefor in Section 12.07(g).

“Payment Office” means the Administrative Agent’s office located at 299 Park Avenue, 24th Floor, New York, New York 10171, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was within the last six years maintained or sponsored by Borrower, any of its Subsidiaries, or any ERISA Affiliate or to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has within the last six years made, or was obligated to make, contributions or with respect to which any of them have any actual or contingent liability, and (b) that is or was subject to Section 412 of the IRC, Section 302 of ERISA or Title IV of ERISA.

“Permits” has the meaning specified therefor in Section 6.01(n).

“Permitted Dispositions” means (a) sales or other dispositions of Inventory to buyers in the ordinary course of business, (b) sales or other dispositions of obsolete or worn-out equipment in the ordinary course of business, provided that the Net Cash Proceeds of such Dispositions in the case of clause (b) do not exceed $100,000 in the aggregate in any twelve-month period, (c) the use or transfer of money or Cash or Cash Equivalents by the Borrower and its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by the Borrower and its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and (e) the Magnatek ADS Sale, so long as all Net Cash Proceeds of such sale are immediately remitted to First Lien Agent for application to the Senior Debt in accordance with the terms of Section 2.04(d).

“Permitted Indebtedness” means:

(a)                                  any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

(b)                                 Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof so long as (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agents’ reasonable judgment, materially impair the prospects of repayment of the Obligations by the Loan Parties or materially impair Loan Parties’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Loan Parties as liable with respect thereto if such additional Loan Parties were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the Loan Parties, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Agents and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, and (vi) such refinancing, renewal or extension does not contain terms that are less favorable to the Loan Parties or the Lenders than the terms of the Indebtedness being extended, refinanced or renewed;

(c)                                  Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $5,000,000 at any time outstanding;

(d)                                 purchase money Indebtedness incurred to enable a Loan Party to acquire equipment in the ordinary course of its business, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (d) and clause (c) of this definition, does not exceed $5,000,000 at any time outstanding;

(e)                                  Indebtedness permitted under Section 7.02(e);

(f)                                    Indebtedness of the Borrower or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(g)                                 subject to any restrictions set forth in the Intercreditor Agreement, the First Lien Obligations; and

(h)                                 unsecured Indebtedness incurred by a Subsidiary of Borrower that is a Controlled Foreign Corporation in an aggregate amount, for all such Subsidiaries, not to exceed $5,000,000 at any time outstanding, provided, that, neither Borrower nor any Subsidiary of Parent that is not a Controlled Foreign Corporation is obligated with respect to or has pledged any of its assets as collateral to secure such Indebtedness, whether directly or indirectly.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or Canada or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States or constituting a charge on or being payable from the Canadian Consolidated Revenue Fund, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s or any equivalent rating agency in Canada; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions or a Canadian chartered bank and money market or demand deposit accounts maintained at commercial banking institutions or a Canadian chartered bank, each of which is a member of the Federal Reserve System in the case of commercial banking institutions and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above or a Canadian chartered bank and which are secured by marketable direct obligations of the United States government or the government of Canada or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(i)                                     Liens securing the Obligations;

(j)                                     Liens for taxes, assessments, levies, and governmental charges the payment of which is not required under Section 7.01(c);

(k)                                  Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to the Collateral Agent’s Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(l)                                     Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or assets

(m)                               Liens arising under Capitalized Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired;

(n)                                 deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(o)                                 easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(p)                                 leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(q)                                 precautionary financing statement filings regarding operating leases;

(r)                                    Liens arising out of the existence of judgments or awards not giving rise to an Event of Default;

(s)                                  to the extent subject to the Intercreditor Agreement, Liens securing the First Lien Obligations; and

(t)                                    statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by the Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plaintiffs” means Nilssen and Geo Foundation, Ltd.

“Plan” means (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is or was within the last six years maintained or sponsored by any Borrower or any of its Subsidiaries or to which any Borrower or any of its Subsidiaries has within the last six years made, or was obligated to make, contributions or with respect to which any of them have any actual or contingent liability, (b) a Pension Plan, or (c) a Qualified Plan.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 4.0 percentage points, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan prior to the Event of Default plus 4.0 percentage points.

“Power Systems Division” means, on a consolidated basis, the “power control systems” operating division of Borrower, together with Mondel Holding and its Subsidiaries.

“Power Systems EBITDA” means, for any period, the Power Systems Net Income for such period, plus (i) without duplication, the sum of the following amounts of the Power Systems Division for such period and to the extent deducted in determining Power Systems Net Income for such period:  (A) Power Systems Net Interest Expense, (B) net income tax expense, (C) depreciation expense, and (D) amortization expense.

“Power Systems Net Income” means, with respect to the Power Systems Division for any period, the net income (loss) of the Power Systems Division for such period, determined on a consolidated basis in accordance with GAAP, but excluding from the determination of Power Systems Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or non-cash gains or losses from Dispositions, (b) non-cash restructuring charges, (c) non-cash effects of discontinued operations, (d) interest that is paid-in-kind, and (e) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period, in each case solely with respect to the Power Systems Division.

“Power Systems Net Interest Expense” means, with respect to the Power Systems Division for any period, gross cash interest expense of such Persons for such period determined on a consolidated basis in accordance with GAAP (including interest expense paid to Affiliates of such Persons), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis in accordance with GAAP with respect to the Power Systems Division.

“PPSA” means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of any Agent’s or Lender’s security interests in any Collateral are governed by the personal property security laws or any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 2 years after the Final Maturity Date, or, on or before the date that is less than 2 years after the Final Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) before the time when the Term Loan is funded, (A) the amount of such Lender’s Term Loan Commitment, by the aggregate amount of all Term Loan Commitments, or (ii) on or after the time when the Term Loan is funded, (A) the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan.

 “Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries that is subject to a control agreement in favor of Collateral Agent and that is on deposit with banks, or in securities accounts with securities intermediaries, or any combination thereof.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was within the last six years maintained or sponsored by Borrower, any of its Subsidiaries or any ERISA Affiliate or to which Borrower, any of its Subsidiaries or any ERISA Affiliate has within the last six years made or was obligated to make, contributions, and (b) that is or was intended to be tax qualified under Section 401(a) of the IRC.

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Reference Bank” means JPMorgan Chase Bank, N.A., its successors or any other commercial bank designated by the Administrative Agent to the Borrower from time to time.

“Reference Rate” means the greater of (x) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate and (y) 5.50%.  The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers.  Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning specified therefor in Section 12.07(d).

“Registered Loan” has the meaning specified therefore in Section 12.07(d).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reinvestment Eligible Funds” means (a) Net Cash Proceeds which, but for the application of Section 2.05(d)(iv), would be required to be used to prepay the Loans pursuant to Section 2.05(c)(v) or (b) Extraordinary Receipts consisting of insurance or condemnation proceeds paid as the result of loss, destruction, casualty, condemnation or expropriation which, but for the application of Section 2.05(d)(iv),  would be required to be used to prepay the Loans pursuant to Section 2.05(c)(vii).

“Reinvestment Notice” has the meaning specified therefore in Section 2.05(d).

“Related Party Assignment” has the meaning specified therefor in Section 12.07(b).

“Related Party Register” has the meaning specified therefore in Section 12.07(d).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.

“Required Lenders” means Lenders whose Pro Rata Shares aggregate at least 50.1%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

 “SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Securitization Parties” has the meaning specified therefor in Section 2.07.

“Security Agreement” means a Security Agreement, in form and substance reasonably satisfactory to Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

“Securities Account” means a securities account as that term is defined in the Code and, in the case of Mondel, the PPSA.

“Senior Debt” means the Obligations and the First Lien Obligations.

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (vi) with respect to Mondel, that Mondel is not an “insolvent person” (as defined in the Bankruptcy and Insolvency Act (Canada) or a “debtor company” (as defined in the Companies’ Creditors Arrangement Act (Canada).

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Statutory Lien Payments” has the meaning specified therefor in Section 6.01(j).

“Subordinated Debt” means Indebtedness of the Borrower that is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of the Borrower under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Collateral Agent and the Required Lenders.

“Subordination Agreements” means, collectively, the terms and conditions of any document governing Indebtedness of Borrower, any Guarantor and/or their respective Subsidiaries which provide that such Indebtedness is subordinated to the Obligations in right of payment.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Term Loan” has the meaning specified therefor in Section 2.01(a)(ii).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment.

“Term Loan Obligations” means any Obligations with respect to the Term Loan (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Debt Limiter” means, as of any date of determination for the 12 month period ending on such date of determination, (a) during the period commencing on the Effective Date and ending on June 30, 2006, 3.25 times TTM Domestic EBITDA, (b) during the period commencing on July 1, 2006 and ending on June 30, 2007, 3.00 times TTM Domestic EBITDA, and (c) at all times on or after July 1, 2007, 2.75 times TTM Domestic EBITDA.

“Total Debt Limiter Certificate” means a certificate substantially in the form of Exhibit T-1 delivered by the chief financial officer of Parent to Agent.

“Total Term Loan Commitment” means $18,000,000, which amount is the sum of the amounts of the Lenders’ Term Loan Commitments.

“Triggering Event” means (a) Borrower or any Guarantor is required to make any cash payments in respect of their Benefit Plans which either (i) exceed the amount of the Designated Pension Payment by more than 10%, or (ii) are required to be paid more than 90 days earlier than the scheduled due date of the Designated Pension Payment, (b) the occurrence and continuance of an ERISA Event, or (c) a court of competent jurisdiction determines any of the following in connection with the ULT Litigation (i) ULT has infringed on the patents held by any Plaintiff that are the subject of the ULT Litigation, (ii) the patents held by any Plaintiff that are the subject of the ULT Litigation are valid and enforceable, or (iii) ULT or Borrower or any of its Subsidiaries are liable to any Plaintiff for patent infringement, or (d) some other event or development occurs in connection with the ULT Litigation that is materially adverse to the interests of Borrower and its Subsidiaries in connection with such litigation.

“TTM EBITDA” means, as of any date of determination, the Consolidated EBITDA for the 12 month period most recently ended; provided, that in calculating the TTM EBITDA for any period that includes a period prior to September 1, 2005, the Consolidated EBITDA for such prior period will be deemed to be the applicable amount set forth on Schedule T-1 with respect thereto.

“TTM Domestic EBITDA” means, as of any date of determination, the Domestic EBITDA for the 12 month period most recently ended; provided, that in calculating the TTM Domestic EBITDA for any period that includes a period prior to September 1, 2005, the Domestic EBITDA for such prior period will be deemed to be the applicable amount set forth on Schedule T-1 with respect thereto.

“TTM Power Systems EBITDA” means, as of any date of determination, the Power Systems EBITDA for the 12 month period most recently ended; provided, that in calculating the TTM Power Systems EBITDA for any period that includes a period prior to September 1, 2005, the Power Systems EBITDA for such prior period will be deemed to be the applicable amount set forth on Schedule T-1 with respect thereto.

“ULT” means Universal Lighting Technologies, Inc., a Delaware corporation.

“ULT Litigation” means the action styled Nilssen, et al v. Universal Lighting, Case No. 3:04-0080, pending in the U.S. District Court for the Middle District of Tennessee.

“WARN” has the meaning specified therefor in Section 6.01(z).

Section 1.02                                Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References in this Agreement to “determination” by any Agent include estimates honestly made by such Agent (in the case of quantitative determinations) and beliefs honestly held by such Agent (in the case of qualitative determinations).  References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting, or replacing the statute or regulation referred to.

Section 1.03                                Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.  All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein; and when used to define a category or categories of collateral owned or hereafter acquired by any Borrower or Guarantor which may be subject to the provisions of the PPSA, the such term shall include the equivalent category or categories of collateral under the PPSA.

Section 1.04                                Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01                                Commitments.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)                                     [intentionally omitted]; and

(ii)                                  (ii)                                  each Term Loan Lender severally agrees to make a term loan (collectively, the “Term Loan”) to the Borrower on or after the Effective Date and before the Commitment Termination Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment.

(b)                                 Notwithstanding the foregoing:

(i)                                     [intentionally omitted].

(ii)                                  The aggregate principal amount of the Term Loan shall not exceed the Total Term Loan Commitment.  Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.

Section 2.02                                Making the Loans.  (a)  The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit 2.02(a) hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) on the date which is 5 Business Days prior to the date of the proposed Loan.  Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan, must be on or before the Commitment Termination Date.  The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent).  The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing.  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)                                 Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

(c)                                  (i)                                     Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.  In addition, the Term Loan (if funded) shall be funded by Administrative Agent to the Designated Account.

(ii)                                  [intentionally omitted]

(iii)                               [intentionally omitted]

(iv)                              [intentionally omitted]

(d)                                 (i)                                     [intentionally omitted].

(ii)                                  [intentionally omitted].

Section 2.03                                Repayment of Loans; Evidence of Debt.  (a)  [intentionally omitted].

(b)                                 The outstanding principal of the Term Loan shall be repayable in consecutive quarterly installments, on the first day of each October, January, April and July commencing on October 1, 2006 and ending on the Final Maturity Date, consisting of (i) five (5) installments, each in an amount equal to $1,000,000, followed by (ii) one (1) installment, in an amount equal to $13,000,000; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan.  The outstanding principal of the Term Loan shall be repaid in full on the Final Maturity Date.

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                                  The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)                                    Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably satisfactory to the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04                                Interest.  (a)  [intentionally omitted].

(b)                                 Term Loan.  The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term Loan until such principal amount is repaid, as follows: (i) if the relevant portion of the Term Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the Applicable LIBOR Rate Margin, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus the Applicable Reference Rate Margin.

(c)                                  Default Interest.  To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d)                                 LIBOR Option.

(i)                                     Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Reference Rate, the Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (A) the last day of the Interest Period applicable thereto, (B) the occurrence of an Event of Default in consequence of which the Required Lenders or Collateral Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (C) termination of this Agreement pursuant to the terms hereof.  Interest at the Post-Default Rate shall be payable on demand.  On the last day of each applicable Interest Period, unless the Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that Loans bear interest at the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.

(ii)                                  LIBOR Election.

(A)                    The Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 11:00 a.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of the Borrower’s election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline.  Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the Lenders having a Commitment of the type to which such LIBOR Notice relates.

(B)                      Each LIBOR Notice shall be irrevocable and binding on the Borrower.  In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of (1) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to Administrative Agent or any Lender, be deemed to equal the amount determined by Administrative Agent or such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Administrative Agent or a Lender delivered to the Borrower setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(C)                      The Borrower shall have not more than 2 LIBOR Rate Loans in effect at any given time.  The Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(iii)                               Prepayments.  The Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Administrative Agent of proceeds of Collections in accordance with Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with subsection (ii) above.

(iv)                              Special Provisions Applicable to LIBOR Rate.

(A)                              The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give the Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (1) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (2) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under subsection (ii)(B) above).

(B) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and the Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (1) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans, and (2) the Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(v)                                 No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

(e)                                  Interest Payment in respect of Reference Rate Loans.  Interest on each Reference Rate Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise).  Interest at the Post-Default Rate shall be payable on demand.  The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(f)                                    General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05                                Reduction of Commitments; Prepayment of Loans.

(a)                                  Reduction of Commitments.

(i)                                     [intentionally omitted].

(ii)                                  Term Loan.  The Total Term Loan Commitment shall terminate upon the earlier to occur of (A) the making of the Term Loan, and (B) the Commitment Termination Date.

(b)                                 Optional Prepayment.

(i)                                     [intentionally omitted].

(ii)                                  Term Loan.  The Borrower may, upon at least 5 Business Days prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part.  Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.  Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(c)                                  Mandatory Prepayment.

(i)                                     [intentionally omitted]

(ii)                                  The Borrower will immediately prepay the outstanding principal amount of the Term Loan in accordance with the provisions of Section 2.05(d), in the event that the First Lien Credit Agreement is terminated for any reason.

(iii)                               If at any time, the outstanding principal balance of the Senior Debt is greater than the Total Debt Limiter as of such date, Borrower will immediately prepay the Senior Debt in accordance with the provisions of Section 2.05(d) in an aggregate amount equal to such excess.

(iv)                              Within 10 days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended June 30, 2006 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), 10 days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(ii), the Borrower shall prepay the outstanding principal amount of the Term Loans in accordance with the provisions of Section 2.05(d), in an amount equal to 50% of the Excess Cash Flow of the Borrower and its Subsidiaries for such Fiscal Year.

(v)                                 Immediately upon receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries other than (x) a Permitted Disposition (other than a Permitted Disposition of the type described in clause (b) of the definition of Permitted Dispositions) or (y) a Disposition described below in Section 2.05(c)(vi), the Borrower shall prepay the outstanding principal amount of the Senior Debt (or in the case of such a Disposition of assets that does not include Accounts or Inventory, the outstanding principal amount of the Term Loans) in accordance with the provisions of Section 2.05(d), in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition.  Nothing contained in this clause (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.

(vi)                              Immediately upon receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries of (x) all or substantially all of the Stock in any Subsidiary of Borrower, or (y) all or substantially all of the assets of any Loan Party or any of its

Subsidiaries (or one or more business lines maintained by any Loan Party or any of its Subsidiaries) (including, without limitation, the Disposition described in clause (e) of the definition of Permitted Dispositions), the Borrower shall prepay the outstanding principal amount of the Senior Debt in accordance with the provisions of Section 2.05(d), in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing contained in this clause (vi) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.

(vii)                           Upon (A) the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d), (e), (f) and (g) of the definition of Permitted Indebtedness), the Borrower shall prepay the Term Loan in accordance with the provisions of Section 2.05(d), in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith, and (B) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock, the Borrower shall prepay the Term Loan in accordance with the provisions of Section 2.05(d), in an amount equal to 75% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this subsection (vii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(viii)                        Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Senior Debt (or in the case of Extraordinary Receipts that do not consist of proceeds of insurance or condemnation awards in respect of Accounts or Inventory, the outstanding principal of the Term Loan) in accordance with the provisions of Section 2.05(d), in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(d)                                 Application of Payments.

(i)                                     Each prepayment pursuant to subclauses (c)(viii) above (with respect to insurance proceeds and condemnation awards related to a casualty or loss of Collateral), (c)(vi) (other than with respect to proceeds of the Disposition described in clause (e) of the definition of Permitted Dispositions) and (c)(v), shall be applied as follows:

(D)                     if the proceeds are solely from any Disposition of, or any insurance policy or condemnation award with respect to, any Accounts Receivable or Inventory, such proceeds shall be applied, first, to the outstanding principal amount of the First Lien Advances, until paid in full, second, to cash collateralize the First Lien Letters of Credit in an amount equal to 105% of the undrawn amount thereof, until paid in full, third to the outstanding principal amount of the Term Loan, until paid in full;

(E)                       subject to clause (C) below, if the proceeds are solely from any Disposition of, or any insurance policy or condemnation award with respect to, any other assets (other than assets described in clause (A) above), such proceeds shall be applied to the outstanding principal amount of the Term Loan, until paid in full; and

(F)                       if the proceeds are from a Disposition of all or substantially all of the assets or Stock of any Person or any insurance, which sale, disposition or proceeds of insurance includes both Accounts Receivable or Inventory and other assets, such proceeds shall be applied as follows: (x) an amount equal to the net book value of such Accounts Receivable and Inventory that are the subject of such sale or other disposition or loss (determined at the time of such sale or disposition or event resulting in such insurance proceeds), shall be applied first, to the outstanding principal amount of the First Lien Advances, until paid in full, second, to cash collateralize the First Lien Letters of Credit in an amount equal to 105% of the undrawn amount thereof, until paid in full, and (y) the remaining proceeds shall be applied to the outstanding principal amount of the Term Loan, until paid in full.

(ii)                                  Each prepayment pursuant to subclauses (vi) (with respect to proceeds of the Disposition described in clause (e) of the definition of Permitted Dispositions) and (iii) shall be applied, first, to the outstanding principal amount of the First Lien Advances, until paid in full, second, to cash collateralize the First Lien Letters of Credit in an amount equal to 105% of the undrawn amount thereof, until paid in full (in each case in accordance with the provisions of Section 2.4(c)(vi) of the First Lien Credit Agreement (as in effect on the date hereof)), and third to the outstanding principal amount of the Term Loan, until paid in full.

(iii)                               Each prepayment pursuant to subclauses (c)(viii) (except with respect to insurance proceeds and condemnation awards related to a casualty or loss of Collateral), (c)(ii), (c)(iv) and (c)(vii) and shall be applied to the outstanding principal amount of the Term Loan, until paid in full.

(iv)                              Each such prepayment of the Term Loan shall, to the extent applicable, be applied against the remaining installments of principal of the applicable Term Loan in the inverse order of maturity

(v)                                 The foregoing to the contrary notwithstanding, Borrower shall not be required to make a prepayment otherwise required pursuant to Section 2.05(c)(v) or Section 2.05(c)(viii) with Reinvestment Eligible Funds so long as: (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Reinvestment Eligible Funds or on the date such amounts are to be released to Borrower pursuant to this paragraph (viii), (B) the Borrower delivers a notice (a “Reinvestment Notice”) on or prior to the date that the applicable Person receives the monies constituting such Reinvestment Eligible Funds notifying the Agents of the intent of the applicable Person to use such Reinvestment Eligible Funds (1) to repair, restore, or replace the assets that were the subject of the Disposition, casualty or condemnation giving rise to such amounts with assets of equal or greater fair market value which will be useful in the conduct of their business in accordance with past practice, (2) within the period specified in such notice, which period shall not to exceed the earlier of (x) 180 days after the receipt of such Reinvestment Eligible Funds by the applicable Loan Party or its Subsidiary and (y) the Final Maturity Date, and (C) pending the reinvestment described in clause

(B)(1) above, such Reinvestment Eligible Amounts are deposited in a cash collateral account over which Collateral Agent (on behalf of the Lenders) has a perfected Lien (subject in priority only to the Lien granted in favor of the First Lien Agent).  If all or any portion of such Reinvestment Eligible Funds are not used in accordance with the preceding sentence within the period specified in the Reinvestment Notice, the remaining portion shall be applied to the Loans in accordance with Section 2.05(d) on the last day of such specified period.

(e)                                  Interest and Fees.  Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsection (c)(iv) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

(f)                                    Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06                                Fees.  Borrower shall pay to Collateral Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

Section 2.07                                Securitization.  The Borrower hereby acknowledges that the Lenders and their Affiliates may sell or securitize the Loans (a ”Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”).  The Borrower shall cooperate with the Lenders and their Affiliates to effect the Securitization including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Borrower and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrower under the Loan Documents or change or affect in a manner adverse to the Borrower the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the ”Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to any Agent or Lender in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Agents, the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.08                                Taxes.

(a)                                  Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, together with any and all Canadian federal, provincial and other taxes, levies, imposts, duties, fees, charges, claims and assessments which are or may become due in respect of any Loan Party, excluding taxes imposed on the net income of any Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”).  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).  Each Loan Party shall deliver to each Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c)                                  The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d)                                 Each Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents (or, in the case of a participant, to the Lender granting the participation only) two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver.

(e)                                  The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.08 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f)                                    The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01                                Audit and Collateral Monitoring Fees.  The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any Loan Party or conduct audits, inspections or field examinations of any Loan Party and valuations or appraisals of any or all of the Collateral or business or enterprise valuations of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of such Loan Party.  The Borrower agrees to pay (i) $1,000 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations, and field examinations and (ii) the cost of all audits, appraisals and business valuations (including enterprise valuation appraisals) conducted by third party auditors or appraisers on behalf of the Agents.

Section 4.02                                Payments; Computations and Statements.  (a)  The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account.  All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day.  All payments shall be made by the Borrower without  set-off, counterclaim, deduction or other defense to the Agents and the Lenders.  Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof.  The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent shall, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document.  Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)                                 The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, the amount of charges to the Loan Account, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03                                Sharing of Payments, Etc.  Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04                                Apportionment of Payments.  Subject to Section 2.02 hereof and to any written agreement among the Agents or the Lenders:

(a)                                  all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans as designated by the Person making payment when the payment is made.

(b)                                 After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement and the other Loan Documents, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay interest due in respect of the Collateral Agent Advances until paid in full; (iii) third, ratably to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay any fees and indemnities then due to the Term Loan Lenders until paid in full; (v) fifth, ratably to pay interest due in respect of the Term Loan until paid in full; (vi) sixth, ratably to pay principal of the Term Loan until paid in full, and (vii) seventh, to the ratable payment of all other Obligations then due and payable.

(c)                                  In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Administrative Agent to be for the payment of Term Loan Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan in accordance with the terms and conditions of Section 2.05.

(d)                                 For purposes of Section 4.04(b), “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding.

(e)                                  In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05                                Increased Costs and Reduced Return.  (a)  If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Lender or any such Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender, any Agent or any Person controlling any such Lender, any such Agent (in each case, whether or not having the force of law), shall (i) subject any Lender, any Agent or any Person controlling any such Lender or any such Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent or change the basis of taxation of payments to any Lender, any Agent or any Person controlling any such Lender or any such Agent of any amounts payable hereunder (except for taxes on the overall net income of any Lender, any Agent or any Person controlling any such Lender or any such Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender, any Agent or any Person controlling any such Lender or any such Agent or (iii) impose on any Lender, any Agent or any Person controlling any such Lender or any such Agent any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender or any Agent of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by any Lender or any Agent hereunder, then, within three (3) Business Days of demand by any such Lender or any such Agent, the Borrower shall pay to such Lender or such Agent such additional amounts as will compensate such Lender, or such Agent for such increased costs or reductions in amount.

(b)                                 If any Lender or any Agent shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender, any Agent or any Person controlling such Lender or such Agent with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender, any Agent or any Person controlling such Lender or such Agent and any Lender or any Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, any Lender’s, any Agent’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s, any Agent’s or any such other controlling Person’s capital to a level below that which such Lender, such Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Lender’s, such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s, or such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, within three (3) Business Days of demand by any Lender or any Agent, the Borrower shall pay to such Lender or such Agent from time to time such additional amounts as will compensate such Lender or such Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or such Agent’s or such other controlling Person’s capital.

(c)                                  All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or any Agent until payment in full to such Lender or such Agent at the Reference Rate.  A certificate of such Lender or such Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or such Agent to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or such Agent’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01                                Conditions Precedent.  The obligation of any Lender to make the initial Loans (or any other Person to otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of the Agents, of each of the conditions precedent set forth below:

(a)                                  Payment of Fees, Etc.  The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 or 12.04.

(b)                                 Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)                                  Legality.  The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d)                                 Delivery of Documents.  The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

(i)                                     a Security Agreement, duly executed by each Loan Party, together with such evidence as the Agents shall require to evidence the delivery to First Lien Agent of all intercompany promissory notes of such Loan Parties, accompanied by allonges endorsing such notes to First Lien Agent;

(ii)                                  the Canadian Documents,

(iii)                               the Designated Account Control Agreement, duly executed by Borrower, First Lien Agent and Wells Fargo Bank, N.A.,

(iv)                              [intentionally omitted]

(v)                                 the Intercreditor Agreement, duly executed by First Lien Agent and acknowledged by each Loan Party,

(vi)                              the Intercompany Subordination Agreement, duly executed by each Loan Party;

(vii)                           a Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement;

(viii)                        the Fee Letter, duly executed and delivered by Borrower;

(ix)                                certified copies of all effective financing statements which name as debtor any Loan Party and which are filed, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;

(x)                                   a copy of the resolutions of each Loan Party, certified as of the Effective Date by the secretary thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xi)                                a certificate of the secretary of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xii)                             a certificate of the appropriate official(s) of (A) the state of organization and (B) each state of foreign qualification of each Loan Party where the failure to be so qualified in such jurisdiction described solely in this clause (B) would result in a Material Adverse Effect, in each case of clauses (A) (B) of this subsection, certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;

(xiii)                          a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

(xiv)                         a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by the secretary of such Loan Party;

(xv)                            one or more opinions of counsel to each of the Loan Parties (including Canadian and other foreign counsel, as applicable), substantially in the form of Exhibit 5.01(d) and as to such other matters as the Collateral Agent may reasonably request;

(xvi)                         a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);

(xvii)                      a copy of the Financial Statements;

(xviii)                   a copy of the financial projections described in Section 6.01(g)(ii) hereof, which projections shall be satisfactory in form and substance to the Agents;

(xix)                           a certificate of the chief financial officer of the Borrower, setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis after giving effect to the transactions contemplated to occur on the Effective Date, with each of the financial covenants contained in Section 7.03;

(xx)                              a certificate of the chief financial officer of Borrower, certifying as to the solvency of the Borrower individually and the Loan Parties on a consolidated basis, which certificate shall be satisfactory in form and substance to the Collateral Agent;

(xxi)                           a certificate of the chief financial officer of Borrower, certifying the current status of the ULT Litigation, the litigation regarding the Arbitration Award and the Loan Parties’ obligations in respect of their Benefit Plans (including the currently expected date and amount of any cash payments required to be made on or before the Final Maturity Date in respect thereof);

(xxii)                        evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days prior written notice to the Collateral Agent and each such named insured or loss payee;

(xxiii)                     a certificate of the secretary of the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, and all other notices under this Agreement and the other Loan Documents;

(xxiv)                    copies of the Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by the secretary of the Borrower, together with a certificate of the secretary of the Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxv)                       a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Agent, together with termination statements for all financing statements filed by the Existing Agent and covering any portion of the Collateral;

(xxvi)                    such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agents, as the Agents may request with respect to the Borrower’s cash management system; and

(xxvii)                 such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

(e)                                  Material Adverse Effect.  The Collateral Agent shall have determined, in its sole judgment, that no event or development shall have occurred since June 30, 2005 which could reasonably be expected to result in a Material Adverse Effect.

(f)                                    Italian Financing Proceeds.  The Agents shall have received such evidence as they shall require to evidence that Borrower has received Net Cash Proceeds from the Italian Financing Transaction of any least $3,000,000 in immediately available funds.

(g)                                 Proceedings; Receipt of Documents.  All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(h)                                 Management Reference Checks.  The Collateral Agent shall have received satisfactory reference checks for key management of each Loan Party.

(i)                                     Due Diligence.  The Agents shall have completed their business and legal due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion.

(j)                                     First Lien Loan Documents.  The Agents shall have received copies of each First Lien Loan Document, together with a certificate of the Secretary of Borrower certifying that as of the Effective Date (i) each such document is a true, correct, and complete copy thereof, (ii) such documents have been entered into by the Borrower and Guarantors in compliance with all Applicable Laws and all necessary approvals and are in full force and effect, and (iii) there is no (A) litigation, investigation or proceeding (judicial or administrative) pending or, to the best knowledge of Borrower, threatened, against Borrower or any Guarantor, or any of their respective Subsidiaries by any Governmental Authority arising out of the transactions contemplated by or effected in connection with the First Lien Loan Documents or the Loan Documents, (B) injunction, writ or restraining order restraining or prohibiting the transactions contemplated by the First Lien Loan Documents or the consummation of the financing arrangements contemplated under the Loan Documents, or (C) suit, action, investigation proceeding (judicial or administrative) or ERISA Event pending or, to the best knowledge of Borrower, threatened against Borrower, any Guarantor or any of their respective Subsidiaries which could reasonably be expected to cause a Material Adverse Effect.  In addition, simultaneously with the extensions of the credit by the Lenders to the Borrower on the Effective Date, the parties to the First Lien Loan Documents shall have consummated all transactions contemplated thereby and furnished to the Agents evidence thereof in form and substance satisfactory to the Agents.

(k)                                  Litigation.  In the opinion of the Agents, no claim, action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any Governmental Authority which relates to the transactions contemplated hereby or which may have a material adverse effect on the ability of Borrower or any Guarantor to perform the terms of the Loan Documents or the First Lien Loan Documents.

(l)                                     Total Debt Limiter.  After giving effect to the Term Loan and the making of the First Lien Advances and First Lien Letters of Credit, the sum of the aggregate principal amount of the Term Loan, the First Lien Advances and First Lien Letters of Credit does not exceed the Total Debt Limiter when calculated as of the 12 month period ending on August 31, 2005.

(m)                               Excess Availability.  After giving effect to all Loans to be made on the Effective Date and the Excess Availability and Qualified Cash shall not be less than $5,000,000.  The Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrower certifying as to the calculation of Excess Availability.

Section 5.02                                Conditions Precedent to All Loans.  The obligation of any Agent or any Lender to make any Loan is subject to the fulfillment of each of the following conditions precedent:

(a)                                  Payment of Fees, Etc.  The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including Sections 2.06 and 12.04 hereof.

(b)                                 Representations and Warranties; No Event of Default.  The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that:  (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date (or to the extent that such representations and warranties relate solely to an earlier date, on and as of such earlier date), and (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made.

(c)                                  First Lien Proceeds.  Concurrent with the funding thereof, First Lien Agent shall have funded to the Designated Account, immediately available funds in an amount not less than $4,600,000.

(d)                                 Legality.  The making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(e)                                  Notices.  The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01                                Representations and Warranties.  Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a)                                  Organization, Good Standing, Etc.  Each Loan Party and each of their respective Subsidiaries (other than the Excluded Foreign Subsidiaries) (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(b)                                 Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized and approved by all necessary action (whether of the interestholders of any Loan Party, any Person under any material contractual obligation of any Loan Party, or otherwise), (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable provision of United States or foreign federal, state, provincial or local law or regulation, any order, judgment or decree of any court or other Governmental Authority binding on any Loan Party, or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)                                  Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

(d)                                 Enforceability of Loan Documents.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e)                                  Subsidiaries.  Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of Borrower and each Subsidiary of the Borrower (other than the Excluded Foreign Subsidiaries).  All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on such Schedule, all such Capital Stock is owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens.  There are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower.

(f)                                    Litigation; Commercial Tort Claims.  Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the knowledge of any Loan Party or any of their respective Subsidiaries, threatened action, suit or proceeding affecting any Loan Party or any of their respective Subsidiaries before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)                                 Financial Condition.

(i)                                     The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since June 30, 2005, no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.

(ii)                                  The Borrower has heretofore furnished to each Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from July 1, 2005 through June 30, 2006, and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the Fiscal Years ending in 2006 through 2008, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).  Such projections, as so updated, are believed by the Borrower at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Borrower, and have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h)                                 Compliance with Law, Etc.  No Loan Party or any of their respective Subsidiaries is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including any Material Contract) binding on or otherwise affecting it or any of its properties.

(i)                                     ERISA.

(i)                                     Set forth on Schedule 6.01(i) is a complete and accurate list of all Plans that meet the definition of an “employee pension benefit plan” under Section 3(2) of ERISA and that are currently maintained or contributed to by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates as of the Effective Date.

(ii)                                  Borrower, its Subsidiaries, and their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA, the IRC, and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations in all material respects under each Plan.

(iii)                               No ERISA Event has occurred or could reasonably be expected to occur.

(iv)                              Except to the extent required under Section 4980B of the IRC, or as described on Schedule 6.01(i) hereto, no Plan provides welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

(v)                                 As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $70,600,000.

(vi)                              The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the IRC.

(vii)                           All liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to Agent pursuant to Section 7.01(a) hereof to the extent required by GAAP or (iv) estimated in the formal notes to the financial statements most recently delivered to Agent pursuant to Section 7.01(a) hereof to the extent required by GAAP.

(viii)                        To the best knowledge of each Loan Party, there are no circumstances which may give rise to a material liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in clause (vii) above.

(ix)                                Borrower and its Subsidiaries are not and will not be a “plan” within the meaning of Section 4975(e) of the IRC; (ii) the assets of Borrower and its Subsidiaries do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) Borrower and its Subsidiaries are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with Borrower and its Subsidiaries are not and will not be subject to state statutes applicable to Borrower and its Subsidiaries regulating investments of fiduciaries with respect to governmental plans.

(x)                                   Except as set forth in Schedule 6.01(i), Mondel, has no, and is not subject to, any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to its employees.

(xi)                                Schedule 6.01(i) lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees or former employees of Mondel which are currently maintained or were maintained at any time in the last five calendar years (the “Canadian Employee Plans”).

(xii)                             All of the Canadian Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all Laws applicable to the Canadian Employee Plans.  No fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Employee Plan.

(xiii)                          All obligations regarding the Canadian Employee Plans have been satisfied, there are no outstanding defaults or violations by any part to any Canadian Employee Plan and no taxes, penalties or fees are owing or eligible under any of the Canadian Employee Plans.

(xiv)                         No amendments have been made to any Canadian Employee Plan and no improvements to any Canadian Employee Plan have been promised and no amendments or improvements to a Canadian Employee Plan will be made or promised by Mondel before the Effective Date.

(xv)                            Mondel has furnished to the Agents true, correct and complete copies of all the Canadian Employee Plans as amended as of the date hereof together with all related documentation including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Canadian Employee Plan, all material internal memoranda concerning the Canadian Employee Plans, copies of material correspondence with all regulatory authorities with respect to each Canadian Employee Plan and plan summaries, booklets and personnel manuals.  No material changes have occurred to the Canadian Employee Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to Lenders pursuant to this Section 6.01(i).

(xvi)                         Each Canadian Employee Plan is fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology set out in Schedule 6.01(i).

(xvii)                      Except as disclosed in Schedule 6.01(i), none of the Canadian Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

(j)                                     Taxes, Etc.  All U.S. and foreign federal, state, provincial and local tax returns and other reports required by applicable law to be filed by any Loan Party or any of their respective Subsidiaries have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any of their respective Subsidiaries or any property of any Loan Party or any of their respective Subsidiaries and which have become due and payable have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.  Without limiting the generality of the foregoing, Mondel has withheld from each payment made to any of its present or former employees, officers and directors, and to all Persons who are non-residents of Canada for the purposes of the Canadian Income Tax Act all amounts required by law to be withheld, including without limitation, all payroll deductions required to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority.  Mondel has remitted all municipal real estate taxes, Canadian Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, workers compensation assessments, employer health taxes and other taxes and obligations payable under Applicable Law (“Statutory Lien Payments”) by it and has remitted such amounts to the proper Governmental Authority within the time required under Applicable Law.

(k)                                  Regulations T, U and X.  No Loan Party or any of their respective Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l)                                     Nature of Business.  No Loan Party or any of their respective Subsidiaries is engaged in any business other than the manufacturing and distribution of electronic instruments, controls, components and systems.

(m)                               Adverse Agreements, Etc.  Except as set forth on Schedule 6.01(f), no Loan Party or any of their respective Subsidiaries is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or could reasonably be expected to result in, a Material Adverse Effect.

(n)                                 Permits, Etc.  Each Loan Party and each of their respective Subsidiaries (other than the Excluded Foreign Subsidiaries) has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o)                                 Properties.  (i)  Each Loan Party and each of their respective Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii)                                  Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by any Loan Party or any of their respective Subsidiaries.  Each Loan Party and each of their respective Subsidiaries has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party.  Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents.  Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect.  No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party or any of their respective Subsidiaries to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o).  To the knowledge of any Loan Party or any of their respective Subsidiaries, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party or any of their respective Subsidiaries (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p)                                 Full Disclosure.  Each Loan Party and each of their respective Subsidiaries has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any of their respective Subsidiaries to the Agents in connection with the negotiation of this Agreement, the Loan Documents, or any First Lien Loan Document, or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.  There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(q)                                 Operating Lease Obligations.  On the Effective Date, none of the Loan Parties or any of their respective Subsidiaries has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r)                                    Environmental Matters.  Except as set forth on Schedule 6.01(r), (i) the operations of Borrower and each of its Subsidiaries are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by Borrower or any of its Subsidiaries or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by Borrower or any of its Subsidiaries or any predecessor in interest which could reasonably be expected to result in a Material Adverse

Effect; (iii) no Environmental Action has been asserted against Borrower or any of its Subsidiaries or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against Borrower or any of its Subsidiaries or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by Borrower or any of its Subsidiaries or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or occupied by Borrower or any of its Subsidiaries has been used as a treatment or disposal site for any Hazardous Material; (vi) neither Borrower nor any of its Subsidiaries has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vii) Borrower and each of its Subsidiaries holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which Borrower’s or the applicable Subsidiary’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; (viii) neither Borrower nor any of its Subsidiaries has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect; and (ix) neither Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or any of its Subsidiaries.

(s)                                  Insurance.  Each Loan Party and each of its Subsidiaries (other than the Excluded Foreign Subsidiaries) keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including against larceny, embezzlement or other criminal misappropriation).  Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t)                                    Use of Proceeds.  The proceeds of the Loans shall be used, if necessary, to (i) fund a portion of any payments that are made in connection with a full and final resolution of the litigation regarding the Arbitration Award or any full and final settlement in respect thereof in accordance with the terms of this Agreement and (ii) pay fees and expenses in connection with the transactions contemplated hereby (with any proceeds remaining after the full and final satisfaction of the Arbitration Award to be released to Borrower for use for its general working capital purposes in accordance with the terms of this Agreement).

(u)                                 Solvency.  After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Borrower is, and the Loan Parties on a consolidated basis are, Solvent.  No transfer of property is being made by Borrower, any Guarantor or any Subsidiary of Borrower or a Guarantor and no obligation is being incurred by Borrower or any Subsidiary of Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or its Subsidiaries.

(v)                                 Location of Bank Accounts.  Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party and their respective Subsidiaries, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w)                               Intellectual Property.  Except as set forth on Schedule 6.01(w), each Loan Party and each of their respective Subsidiaries owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party and their respective Subsidiaries.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of their respective Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Loan Party and their respective Subsidiaries, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(x)                                   Material Contracts.  Set forth on Schedule 6.01(x) (which Borrowers may supplement from time to time) is a complete and accurate list of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto.  Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.

(y)                                 Holding Company and Investment Company Acts.  None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z)                                   Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party or any of its Subsidiaries, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or any of its Subsidiaries or (iii) to the knowledge of any Loan Party or any of its Subsidiaries, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Subsidiaries.  No Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(aa)                            Customers and Suppliers.  There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party or any of its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party or any of its Subsidiaries are individually or in the aggregate material to the business or operations of such Loan Party or such Subsidiary, or (ii) any Loan Party or any of its Subsidiaries, on the one hand, and any material supplier thereof, on the other hand.

(bb)                          No Bankruptcy Filing.  No Loan Party or any of its Subsidiaries is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s or such Subsidiary’s assets or property, and no Loan Party or any of their respective Subsidiaries has any knowledge of any Person contemplating the filing of any such petition against it.

(cc)                            Separate Existence.

(i)                                     All customary formalities regarding the separate existence of each Loan Party or any of their respective Subsidiaries have been at all times since its formation observed.

(ii)                                  Each Loan Party and each of their respective Subsidiaries has at all times since its formation accurately maintained its financial statements, accounting records and other organizational documents separate from those of any Affiliate of such Loan Party or such Subsidiary and any other Person.  No Loan Party or any of their respective Subsidiaries has at any time since its formation commingled its assets with those of any of its Affiliates or any other Person.  Each Loan Party and each of their respective Subsidiaries has at all times since its formation accurately maintained its own bank accounts and separate books of account.

(iii)                               Each Loan Party and each of their respective Subsidiaries has at all times since its formation paid its own liabilities from its own separate assets.

(iv)                              Each Loan Party and each of their respective Subsidiaries has at all times since its formation identified itself in all dealings with the public, under its own name and as a separate and distinct Person.  No Loan Party or any of its Subsidiaries has at any time since its formation identified itself as being a division or a part of any other Person.

(dd)                          Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN.  Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party and each of its Subsidiaries, (ii) the jurisdiction of organization of each Loan Party and each of its Subsidiaries, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number) (or, in the case of Mondel, the business number assigned by the Canadian Revenue Agency), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee)                            Tradenames.  Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by each Loan Party.

(ff)                                Locations of Collateral.  There is no location at which any Loan Party has any Collateral (except for Inventory in transit and except for Inventory with a value at any one location not to exceed $100,000 and an aggregate value at all such locations not to exceed $300,000) other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time.  Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored.  None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(gg)                          Security Interests.  Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral covered thereby.  Upon the filing of the financing statements described in Section 5.01(d)(iv), such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.

(hh)                          Indebtedness.  Set forth on Schedule 6.01(hh) is a true and complete list of all Indebtedness of Borrower, each Guarantor and each of their respective Subsidiaries outstanding immediately prior to the Effective Date that is to remain outstanding after the Effective Date and such Schedule accurately reflects the holder of, the aggregate outstanding principal amount of, the interest rate applicable to, the maturity date of, and any guaranties of or collateral securing, (in each case) such Indebtedness, and accurately lists the date, title and parties to any and all written documents or agreements evidencing such Indebtedness.

(ii)                                  First Lien Loan Documents.  Borrower has delivered to each Agent true and correct copies of the First Lien Loan Documents.  The transactions contemplated by the First Lien Loan Documents will be consummated (a) contemporaneously with the making of the initial Loan hereunder and (b) in accordance with their respective terms.  All of the representations and warranties of the Loan Parties contained in the First Lien Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Effective Date or, to the extent that any such representation or warranty relates solely to an earlier date, as of such earlier date.

(jj)                                  Schedules.  All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate in all material respects and does not omit to state any information material thereto.

(kk)                            Excluded Foreign Subsidiaries. None of the Excluded Foreign Subsidiaries (i) have any assets, (ii) have any liabilities that are recourse to any Loan Party, or (iii) engage in any activity or business of any kind.

(ll)                                  Representations and Warranties in Documents; No Default.  All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time as of which such representations were made and on the Effective Date or, to the extent that any such representation or warranty relates solely to an earlier date, as of such earlier date.  No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01                                Affirmative Covenants.  So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will and will cause each of its Subsidiaries to:

(a)                                  Reporting Requirements.  Furnish to each Agent and each Lender:

(i)                                     as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(ii)                                  as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 7.03, describing the nature thereof;

(iii)                               as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(iv)                              simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto, (B) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and the calculation of the Domestic Leverage Ratio for the twelve month period ending on the last day of the period covered by such financial statements, and (C) attaching a report containing a management discussion and analysis from Borrower of the current status of (i) the ULT Litigation, (ii) the litigation regarding the Arbitration Award, and (iii) the aggregate outstanding benefit liabilities of Borrower and its Subsidiaries (as defined in Section 4001(a)(18) of ERISA) for all Pension Plans (excluding for the purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) and payment obligations of Borrower and its Subsidiaries in respect of their Pension Plans which are expected to be due and payable on or before the Final Maturity Date, together, in each case, with a detailed explanation of the change in such status since the last report delivered to the Agents pursuant to this Section 7.01(a)(iv)(C);

(v)                                 monthly, no later than the 10th day of each month, a Total Debt Limiter Certificate;

(vi)                              no later than 30 days before the commencement of each Fiscal Year, financial projections, supplementing and superseding the financial projections for the  period referred to in Section 6.01(g)(ii)(A), displayed on a month by month basis and otherwise in form and substance reasonably satisfactory to the Agents for such Fiscal Year for the Borrower and its Subsidiaries, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower;

(vii)                           promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(viii)                        as soon as possible, and in any event within 3 Business Days of an Authorized Officer’s knowledge of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix)                                promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(x)                                   as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xi)                                promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xii)                             promptly upon receipt thereof, copies of all financial reports (including management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xiii)                          to the extent not already provided to the Agents, copies of any notices, reports, certificates or other documentation as to the assets, financial condition or affairs of Borrower and its Subsidiaries that are required to be delivered to First Lien Agent (collectively, the “First Lien Reports”), in each case on or before the date when such First Lien Reports are required to be delivered to First Lien Agent pursuant to the First Lien Credit Agreement, as in effect on the date hereof (including Schedules 5.2 and 5.3 thereof); provided, that the First Lien Reports described in clauses (a), (b) and (c) of Schedule 5.3 to the First Lien Credit Agreement (as in effect on the date hereof) shall only be required to be delivered to the Agents on a weekly basis; and

(xiv)                         promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b)                                 Additional Guaranties and Collateral Security.  Cause:

(i)                                     each Subsidiary of any Loan Party formed or acquired after the date hereof to execute and deliver to the Collateral Agent promptly and in any event within 3 Business Days after the formation or acquisition thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require whether comparable to the documents required under Section 7.01(o) or otherwise, and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, or Mortgage (which Liens shall be subject in priority only to the Liens securing the First Lien Obligations), or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii)                                  each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 3 Business Days after the formation or acquisition of such Subsidiary a Security Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Collateral Agent.

Notwithstanding the foregoing, if a Subsidiary that is so formed or acquired is a Controlled Foreign Corporation and if Borrower can reasonably demonstrate to each Agent that the granting of a Lien in the assets of such Subsidiary would result in an increase in tax liability of Borrower and its Subsidiaries (based on the amount of retained earnings at the time of such formation or acquisition) in excess of $50,000 per fiscal year, then clause (i) of the immediately preceding sentence shall not be applicable and, with respect to clause (ii) of the immediately preceding sentence, such pledge shall be limited to 66% of the voting power of all classes of Capital Stock of such Subsidiary entitled to vote; provided, that immediately upon any amendment of the IRC that would allow the pledge of a greater percentage of the voting power of Capital Stock in such Subsidiary without adverse tax consequences, such pledge shall include such greater percentage of capital Stock of such Subsidiary from that time forward.

(c)                                  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects with all Applicable Laws, rules, regulations and orders (including all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all other lawful claims, including the Statutory Lien Payments, which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)                                 Preservation of Existence, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(e)                                  Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)                                    Inspection Rights.  Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.

(g)                                 Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h)                                 Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries (other than the Excluded Foreign Subsidiaries) to maintain, insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent.  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days prior written notice to the Collateral Agent of the exercise of any right of cancellation.  Borrower shall deliver certified copies of such insurance policies and endorsements to the Agents within 30 days of the Effective Date.  If any Loan Party or any of its Subsidiaries (other than the Excluded Foreign Subsidiaries) fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrower shall give the Agents prompt notice of any loss exceeding $250,000 covered by such insurance.  So long as no Event of Default has occurred and is continuing, Borrower shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $250,000.  Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $250,000, Collateral Agent shall have the exclusive right (subject to the rights of the First Lien Agent pursuant to the Intercreditor Agreement) to adjust any losses payable under any such insurance policies, without any liability to any Loan Party whatsoever in respect of such adjustments.

(i)                                     Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries (other than the Excluded Foreign Subsidiaries) to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j)                                     Environmental.  (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) immediately notify the Agents of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) promptly provide the Agents with written notice within 5 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to result in a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law or (E) any Environmental Action filed against any Agent or any Lender.

(k)                                  Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected Liens (subject in priority only to Liens described in clauses (e), (f) and (k) of the definition of Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan

Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l)                                     Change in Collateral; Collateral Records.  (i)  Give the Collateral Agent not less than 30 days prior written notice of any change in the location of any Collateral, other than to (or in-transit between) locations set forth on Schedule 6.01(ff) (or locations where the value of the Collateral located thereon does not exceed $100,000 at any one location or $300,000 at all such locations) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and the Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

(m)                               Landlord Waivers; Collateral Access Agreements.

(i)                                     At any time any Collateral is located on any real property of the Borrower or any other Loan Party which is not owned by the Borrower or any other Loan Party (other than the locations of the Loan Parties at which Collateral is located on the Effective Date), obtain written subordinations or waivers, in form and substance satisfactory to the Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and

(ii)                                  Obtain written access agreements, in form and substance satisfactory to the Collateral Agent, providing access to Collateral located on any premises not owned by the Borrower or any other Loan Party in order to remove such Collateral from such premises during an Event of Default (other than the locations of the Loan Parties at which Collateral is located on the Effective Date).

(n)                                 Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(o)                                 After Acquired Real Property.  Upon the acquisition by it or any of its Subsidiaries of any After Acquired Property, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the ”Current Value”).  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below or in the case of leasehold, a leasehold Mortgage or landlord’s waiver (pursuant to Section 7.01(m) hereof); provided that the Collateral Agent shall not require a Mortgage or a leasehold Mortgage upon the acquisition of any After Acquired Property by a Subsidiary that is a Controlled Foreign Corporation and is not a Loan Party.  Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall immediately furnish to the Collateral Agent the following, each in form and substance satisfactory to the Collateral Agent:  (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, and (vi) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.  The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

(p)                                 Fiscal Year.  Cause the fiscal year of the Borrower and its Subsidiaries (other than Magnetek Electronics) to end on June 30th of each calendar year unless the Agents consent to a change in such fiscal year of Borrower and its Subsidiaries (and appropriate related changes to this Agreement).

(q)                                 ERISA.

(i)                                     (A) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the IRC and each other applicable federal or state law; (B) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the IRC; (C) make all required contributions to each Plan; (D) not become a party to any Multiemployer Plan; (E) ensure that all liabilities under each Plan are (X) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (Y) insured with a reputable insurance company with respect to fiduciary liability; and (Z) provided for or recognized in the financial statements most recently delivered to each Agent under Section 7.01(a) (to the extent required by GAAP); and (F) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

(ii)                                  Deliver to each Agent such certifications or other evidence of compliance with the provisions of Section 6.01(i) as either Agent may from time to time reasonably request.

(iii)                               Promptly notify each Agent of each of the following ERISA events affecting Borrower, any of its Subsidiaries or any ERISA Affiliates (but in no event more than ten (10) days after such event), together with a copy of each notice with respect to such event that may be required to be filed with a Governmental Authority and each notice delivered by a Governmental Authority to Borrower, any of its Subsidiaries or any ERISA Affiliates with respect to such event:

(A)                              an ERISA Event;

(B)                                the adoption of any new Pension Plan by Borrower, any of its Subsidiaries or any ERISA Affiliates;

(C)                                the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA); or

(D)                               the commencement of contributions by Borrower, any of its Subsidiaries or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or section 412 of the IRC, other than the plans listed on Schedule 6.01(q);

(iv)                              Promptly deliver to each Agent copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) such other documents or governmental reports or filings relating to any Plan as either Agent shall reasonably request.

(r)                                    Disclosure Updates.  Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify each Agent if any written information, exhibit, or report furnished to either Agent or any Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

(s)                                  Control Agreements.  Take all reasonable steps in order for Collateral Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 7.02(e)) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.

(t)                                    First Lien Loan Documents.

(i)                                     Contemporaneously with the initial extensions of credit hereunder: (A) cause all transactions contemplated by the First Lien Loan Documents to be consummated; and (B) furnish to each Agent evidence thereof in form and content satisfactory to each Agent, as well as certified (as of the Effective Date) true and complete copies of the First Lien Loan Documents which shall be in compliance with all Applicable Laws and all necessary approvals shall have been obtained in connection therewith.

(ii)                                  Promptly provide each Agent with true and complete copies of any and all material documents delivered to any Person pursuant to, or in connection with the First Lien Loan Documents.

(u)                                 Completion of Magnetek ADS Sale.  On or before December 31, 2005, the Loan Parties shall have consummated the Magnetek ADS Sale, provided satisfactory evidence thereof to each Agent and remitted all Net Cash Proceeds thereof to First Lien Agent for application to the Senior Debt in accordance with Section 2.4(c)(vi) of the First Lien Credit Agreement (as in effect on the date hereof).

(v)                                 Post-Closing Requirements.

(i)                                     Within 10 days after the Effective Date, deliver to Collateral Agent all original certificates representing the shares of Capital Stock pledged under the Security Agreement along with Capital Stock powers with respect thereto endorsed in blank.

(ii)                                  Within 20 days after the Effective Date, deliver to Collateral Agent a landlord waiver, duly executed and delivered by each party thereto and in form and substance satisfactory to the Collateral Agent, with respect to each of the  following locations and Persons: (i) 8966 Mason Avenue, Chatsworth, CA; (ii) N49 W13650 Campbell Drive, Menomonee Falls, WI; (iii) N50 W13605 Overview Drive, Menomonee Falls, WI; (iv) W136 N4863 Campbell Drive, Menomonee Falls, WI; and (v)  MTI Electronics, Inc..

(iii)                               Within 20 days after the Effective Date, deliver to Collateral Agent: (A) a Foreign Pledge Agreement, duly executed and delivered by Borrower, and (B) an opinion of Italian counsel to Borrower as to such Foreign Pledge Agreement and such other matters as Collateral Agent may reasonably request.

(iv)                              Within 20 days after the Effective Date, deliver to Collateral Agent a joinder to the Intercompany Subordination Agreement substantially in the form of Exhibit J-1, duly executed and delivered by each party thereto.

(v)                                 On or before November 30, 2005, deliver to Collateral Agent either (i) a Collateral Access Agreement, in form and substance satisfactory to Collateral Agent, with respect to the Loan Parties’ facility located at 10900 Wilshire Boulevard, Suite 850, Los Angeles, California (the “Wilshire Facility”) or (ii) evidence, in form and substance satisfactory to Collateral Agent, of the closure of the Wilshire Facility and the Loan Parties’ having vacated such premises.

(vi)                              Within 30 days after the Effective Date, deliver to each Agent consolidated and consolidating financial statements of Borrower and its Subsidiaries for their Fiscal Year ended June 30, 2005, audited by independent certified public accountants reasonably acceptable to each Agent and certified, without any qualifications (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item) by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), with such financial statements being materially consistent, as determined by each Agent, with the preliminary set of such financial statements previously provided by Borrower to each Agent.

Section 7.02                                Negative Covenants.  So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not and shall not permit any of its Subsidiaries to:

(a)                                  Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code, the PPSA or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens; provided, that, no Liens shall be permitted on any assets included in the Borrowing Base (as such term is defined in the First Lien Credit Agreement) other than Agent’s Liens and the Liens securing the First Lien Obligations.

(b)                                 Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)                                  Fundamental Changes; Dispositions.  Wind-up, liquidate, dissolve, or suffer any liquidation or dissolution, suspend or go out of a substantial part of its or their business, or merge, consolidate or amalgamate with any Person, enter into any reorganization or reclassify its Capital Stock, or convey, sell, lease or sublease, license, assign, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d)                                 Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e)                                  Loans, Advances, Investments, Etc.  Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for:  (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances by the Borrower to its Subsidiaries and by such Subsidiaries to the Borrower, made in the ordinary course of business and not exceeding in the aggregate at any one time outstanding $100,000, and (iii) Permitted Investments.  Without limiting the foregoing: (x) Borrower, Guarantors and their respective Subsidiaries shall not have Cash or Cash Equivalents and other Permitted Investments (other than in the Lockbox Accounts or Collection Accounts) in Deposit Accounts or Securities Accounts (i) located in the United States or Canada in an amount in excess of $10,000 at any one time with respect to any one such account unless Borrower, such Guarantor or such Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into a Control Agreement governing such Cash and Cash Equivalents and other Permitted Investments in order to perfect (and further establish) the Collateral Agent’s Liens therein or (ii) located outside the United States or Canada in an amount in excess of $5,000,000 in the aggregate at any one time unless Borrower, such Guarantor or such Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into a Control Agreement governing such Cash and Cash Equivalents and other Permitted Investments in order to perfect (and further establish) the Collateral Agent’s Liens therein; and (y) subject to the foregoing clause (x), Borrower and Guarantors shall not and shall not permit their respective Subsidiaries to establish or maintain any Deposit Account or Securities Account unless the Agents shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

(f)                                    Lease Obligations.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 7.02, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $5,000,000.

(g)                                 Capital Expenditures.  Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed (i) $7,500,000 in Borrower’s Fiscal Year ending June 30, 2006, (ii) $9,600,000 in Borrower’s Fiscal Year ending June 30, 2007, and (iii) $5,200,000 during the 6 month period commencing on July 1, 2007 and ending December 31, 2007.

(h)                                 Restricted Payments.  (i)  Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom (A) any Subsidiary of the Borrower may pay dividends to the Borrower, and (B) the Borrower may pay dividends in the form of common Capital Stock.

(i)                                     Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)                                     Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) if such transactions involve one or more payments by Borrower or any of its Subsidiaries in excess of $100,000 and are fully disclosed to each Agent, and (iii) transactions permitted by Section 7.02(e) or (h).

(k)                                  Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or

(iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(G)                      this Agreement, the other Loan Documents and the First Lien Loan Documents;

(H)                     any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(I)                          any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(J)                         in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed; or

(K)                     in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto.

(l)                                     Limitation on Issuance of Capital Stock. Except for the issuance or sale of common stock or Permitted Preferred Stock by the Borrower, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

(m)                               Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.  (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness (other than the First Lien Obligations and the Subordinated Debt) or of any instrument or agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness, if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any Subordinated Debt unless expressly permitted under the terms of any Subordination Agreement which is an agreement to which either Agent is a party, (iii) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the First Lien Credit Agreement or any other First Lien Loan Document to the extent such amendment, modification or waiver is prohibited pursuant to the terms of the Intercreditor Agreement, (iv) except for the Obligations and payments of (A) the Subordinated Debt expressly permitted pursuant to the applicable Subordination Agreement and (B) the First Lien Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (v) amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, (vi) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (vi) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (vii) agree to any material amendment or other material change to or material waiver of its rights under any Material Contract (other than any First Lien Loan Document).

(n)                                 Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o)                                 [Intentionally Omitted]

(p)                                 ERISA.  (i) Terminate or permit any of their ERISA Affiliates to terminate any Pension Plan so as to result in any material liability to Borrower, its Subsidiaries or any ERISA Affiliate, (ii) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to Borrower, its Subsidiaries or any ERISA Affiliate, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to any ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by any Agent or any Lender of any of their rights under this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the IRC.

(q)                                 Consignments.  Consign any of their Inventory with a value at any one location of greater than $100,000 and with an aggregate value at all such locations of greater than $300,000 or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

(r)                                    Excluded Foreign Subsidiaries. Permit any Excluded Foreign Subsidiary to (i) have or acquire any assets, (ii) incur any liabilities with recourse to any Loan Party, or (iii) engage in any other activity or business of any kind other than the dissolution thereof.

(s)                                  Environmental.  Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

Section 7.03                                Financial Covenants.  So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not:

(a)                                  Leverage Ratio.  Permit the Leverage Ratio as of any date below to be greater than the applicable ratio set forth below opposite such date:

Leverage Ratio	Fiscal Quarter End

4.10:1.00	September 30, 2005

4.40:1.00	December 31, 2005

3.75:1.00	March 31, 2006

3.25:1.00	June 30, 2006 and the last day of each fiscal quarter thereafter

(b)                                 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any period set forth below to be less than the amount set forth opposite such date for such period:

Fixed Charge Coverage Ratio	Fiscal Quarter End

2.00:1.00	3 months ending September 30, 2005

2.00:1.00	6 months ending December 31, 2005

1.75:1.00	9 months ending March 31, 2006

1.75:1.00	12 months ending June 30, 2006 and the 12 months ending on the last day of each fiscal quarter thereafter

(c)                                  TTM EBITDA.  Permit the TTM EBITDA at the end of any fiscal quarter set forth below to be less than the applicable amount set forth below opposite such date:

Consolidated EBITDA	Fiscal Quarter End

$13,000,000	September 30, 2005

$12,400,000	December 31, 2005

$14,700,000	March 31, 2006

$17,000,000	June 30, 2006 and the last day of each fiscal quarter thereafter

(d)                                 TTM Power Systems EBITDA.  Permit TTM Power Systems EBITDA at the end of any fiscal quarter set forth below to be less than the applicable amount set forth below opposite such date:

Consolidated EBITDA	Fiscal Quarter End

$8,500,000	September 30, 2005

$8,500,000	December 31, 2005

$8,500,000	March 31, 2006

$8,500,000	June 30, 2006 and the last day of each fiscal quarter thereafter

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01                                Collection of Accounts Receivable; Management of Collateral.  (a)  On or prior to the Effective Date, the Loan Parties shall assist the Administrative Agent in (i) establishing, and, during the term of this Agreement, maintaining one or more lockboxes in the name of the Administrative Agent and identified on Schedule 8.01 hereto (collectively, the

“Lockboxes”) with the financial institutions set forth on Schedule 8.01 hereto or such other financial institutions selected by the Borrower and acceptable to the Administrative Agent in its sole discretion (each being referred to as a “Lockbox Bank”), and (ii) establishing, and during the term of this Agreement, maintaining an account (a “Collection Account” and, collectively, the “Collection Accounts”) in the name of the First Lien Agent (or after the First Lien Termination Date, in the name of Administrative Agent) with each Lockbox Bank.  The Loan Parties shall irrevocably instruct its Account Debtors, with respect to Accounts Receivable of the Loan Parties, to remit all payments to be made by checks or other drafts to the Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment as directed by the First Lien Agent and shall instruct each Lockbox Bank to deposit all amounts received in its Lockbox to the Collection Account at such Lockbox Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day.  Until the Administrative Agent has advised the Borrower to the contrary after the occurrence and during the continuance of an Event of Default, the Loan Parties may and will enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties for the Administrative Agent’s benefit and on the Administrative Agent’s behalf, but at the Borrower’s expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuance of an Event of Default.  All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party from any Account Debtor, as proceeds from Accounts Receivable of the Loan Parties, or as proceeds of any other Collateral, shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into a Collection Account.  The Loan Parties shall not commingle such collections with such Loan Party’s own funds or the funds of any Subsidiary or Affiliate of such Loan Party or with the proceeds of any assets not included in the Collateral.  All funds received in the Collection Account shall be sent by wire transfer or Automated Clearing House, Inc. payment to First Lien Agent.  No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.

(b)                                 After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment or notice of the Lenders’ security interest to any and all Account Debtors and, thereafter, the Collateral Agent (subject to the terms of the Intercreditor Agreement) shall have the sole right to collect the Accounts Receivable and payment intangibles of the Loan Parties and their respective Subsidiaries or take possession of the Collateral and the books and records relating thereto.  After the occurrence and during the continuation of an Event of Default, the Loan Parties and their respective Subsidiaries shall not, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable or payment intangible, compromise or settle any Account Receivable or payment intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(c)                                  The Loan Parties hereby appoint each Agent or its designee on behalf of such Agent as the Loan Parties’ attorney-in-fact with power exercisable during the continuance of an Event of Default to (i) endorse the applicable Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable or payment intangibles of such Loan Party, (ii) sign the applicable Loan

Party’s name on any invoice or bill of lading relating to any of the Accounts Receivable or payment intangibles of the such Loan Party, drafts against Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, assignments and verifications of Accounts Receivable or payment intangibles and notices to Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, (iii) send verification of Accounts Receivable of the Loan Parties, and (iv) notify the Postal Service authorities to change the address for delivery of mail addressed to the Loan Parties to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement; provided that such Agent or designee, simultaneously with such notification, shall provide a copy of such notification to the Borrower.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Commitments are terminated.

(d)                                 Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable of the Loan Parties or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by the Loan Parties of any of the terms and conditions thereof.

(e)                                  If any Account Receivable of any Loan Party includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for such Loan Party’s account and to charge the Loan Parties therefor.  The Loan Parties shall notify the Agents if any Account Receivable of the Loan Parties includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(f)                                    Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02                                Accounts Receivable Documentation.  The Loan Parties will at such intervals as the Agents may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules or information as any such Agent may require relating to the Accounts Receivable, including sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold.  In addition, the Loan Parties shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03.  The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral.  The Loan Parties’ failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral.  The Loan Parties shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Loan Parties’ industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such.  If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties’ customers’ credit, the Loan Parties will promptly advise the Agents thereof.

Section 8.03                                Status of Accounts Receivable and Other Collateral.  Status of Accounts Receivable and Other Collateral.  With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Loan Party covenants, represents and warrants:  (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Agents and the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge or grant a security interest in each and every item of said Collateral; (b) [intentionally omitted]; (c) [intentionally omitted]; (d) [intentionally omitted]; (e) [intentionally omitted]; (f) [intentionally omitted]; (g) [intentionally omitted]; (h) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (i) such Loan Party shall immediately notify the Agents if any Account Receivable arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectability of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Agents and the Lenders as additional Collateral; (l) such Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; (m) such Loan Party shall conduct a physical count of its Inventory at such intervals as any Agent may request and such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory; and (n) such Loan Party is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

Section 8.04                                Collateral Custodian.  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests.  Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Loan Parties and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01                                Events of Default.  If any of the following Events of Default shall occur and be continuing:

(a)                                  the Borrower shall fail to pay any principal of or interest on any Loan, any Collateral Agent Advance, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b)                                 any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender pursuant to any Loan Document shall have been incorrect in any material respect (except where any such representation or warranty is already subject to a materiality standard, in which case such representation or warranty proves to be untrue in any respect) when made or deemed made;

(c)                                  any Loan Party shall fail to perform or comply with any covenant or agreement contained in Article VII or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party;

(d)                                 any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)                                  Borrower or any of its Subsidiaries shall fail to pay any principal of or interest on any of its Indebtedness (excluding the Obligations) in excess of $100,000, or any premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)                                    the Borrower or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)                                 any proceeding shall be instituted against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)                                 any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)                                     any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;

(j)                                     one or more judgments or orders for the payment of money exceeding $100,000 in the aggregate shall be rendered against Borrower or any of its Subsidiaries and remain unsatisfied, or the Borrower or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened actions, suits or proceedings affecting any Loan Party before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $100,000 in the aggregate, and in the case of any such judgment or order either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (subject to customary deductibles) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order or settlement; provided, further, that the Arbitration Award shall not give rise to an Event of Default under this clause (k) so long as the Arbitration Award is paid in accordance with the terms of this Agreement or vacated pursuant to a final non-appealable court order by a court of competent jurisdiction.

(k)                                  the Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days;

(l)                                     any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to result in a Material Adverse Effect;

(m)                               any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of any Loan Party to continue its business on a profitable basis;

(n)                                 the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect;

(o)                                 the indictment, or the threatened indictment of the Borrower or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(p)                                 If there occurs one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates that is a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c) or (m) of the IRC (collectively, the “Controlled Group ERISA Affiliates”) (or is reasonably likely, as determined in the reasonable discretion of Agent, to result in liability to Borrower, any of its Subsidiaries or any of their respective Controlled Group ERISA Affiliates in the case of liability of any of their respective ERISA Affiliates that are not Controlled Group ERISA Affiliates) in excess of $100,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans maintained, sponsored or obligated to be contributed by Borrower, any of its Subsidiaries or any of their Controlled Group ERISA Affiliates (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $100,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans maintained, sponsored or obligated to be contributed by ERISA Affiliate that are not Controlled Group ERISA Affiliates (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $70,600,000 and which is reasonably likely, as determined in the reasonable discretion of either Agent, to result in liability of Borrower, any of its Subsidiaries, or any of their respective Controlled Group ERISA Affiliates;

(q)                                 the Borrower or any of its Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to result in a Material Adverse Effect;

(r)                                    (i) any default or event of default occurs under or with respect to any Material Contract (other than any First Lien Loan Document) which is not cured or waived upon such occurrence, (ii) any Event of Default (as defined in any First Lien Loan Document) occurs under any First Lien Loan Document, or (iii) any Material Contract is terminated and such termination could reasonably be expected to result in a Material Adverse Effect;

(s)                                  (i) there shall occur and be continuing any “Event of Default” (or any comparable term) by Borrower, any Guarantor or their respective Subsidiaries under, and as defined in any document evidencing or governing any Subordinated Debt, (ii) any of the Obligations for any reason shall cease to be “Permitted Indebtedness,” “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in any document evidencing or governing any Subordinated Debt, (iii) any Indebtedness other than the Obligations or the First Lien Obligations shall constitute “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any document evidencing or governing any Subordinated Debt, or (iv) any Subordination Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Indebtedness related thereto;

(t)                                    a Triggering Event has occurred and is continuing;

(u)                                 Borrower has not received and remitted to the Designated Account, cash proceeds of the First Lien Indebtedness in an aggregate amount of not less than $4,600,000 on or before the date when the Term Loan is made;

(v)                                 a Change of Control shall have occurred; or

(w)                               an event or development occurs which could reasonably be expected to result in a Material Adverse Effect;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate all Commitments, whereupon all Commitments shall immediately be so terminated, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01                          Appointment.  Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans.

Section 10.02                          Nature of Duties.  The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agents shall be mechanical and administrative in nature.  The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender.  Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03                          Rights, Exculpation, Etc.  The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The provisions of this Section 10.03 are subject to, and shall not limit in any respect, the provisions of Section 12.07.  The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04                          Reliance.  Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05                          Indemnification.  To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s

Pro Rata Share, including advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06                          Agents Individually.  With respect to its Pro Rata Share of the Total Term Loan Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.  The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07                          Successor Agent.  (a)  Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days prior written notice to the Borrower and each Lender.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After any Agent’s resignation hereunder as an Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c)                                  If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

Section 10.08                          Collateral Matters.

(a)                                  The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 12.04.  The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral.  The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02.  The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance.  If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.

(b)                                 The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Term Loan Commitment and payment and satisfaction of all Loans, and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c)                                  Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b).  Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)                                 The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09                          Agency for Perfection.  Each Lender hereby appoints each Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code (or under the equivalent section of the PPSA), can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Collateral Agent as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

GUARANTY

Section 11.01                          Guaranty.  Each Guarantor hereby unconditionally and irrevocably, jointly and severally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by the Borrower, being the ”Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents or the Lenders (or any of them) in enforcing any rights under the guaranty set forth in this Article.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents or the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.

Section 11.02                          Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders with respect thereto.  The obligations of each Guarantor under this Article are primary and original obligations (and this Article is not merely the creation of a surety relationship) and are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)                                  any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(e)                                  any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03                          Waiver.

(a)                                  Each Guarantor hereby waives promptness, diligence, notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Loan Documents, notice of any Default or Event of Default, notice of acceptance, notice of the creation, existence or amount of the Guaranteed Obligations (subject, however, to such Guarantor’s rights to make inquiry of the Agents to ascertain the amount of the Guaranteed Obligations at any reasonable time), notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder, and any other notice with respect to any of the Guaranteed Obligations and this Article and any requirement that the Agents, the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.

(b)                                 Each Guarantor hereby waives any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.  If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by each Agent, (b) no such revocation shall apply to any Guaranteed Obligations in existence on such date (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Agent or any Lender in existence on the date of such revocation, (d) no payment by any Guarantor, Borrower, or from any other source, prior to the date of such revocation shall reduce the maximum obligation of such Guarantor hereunder in respect of the Guaranteed Obligations, and (e) any payment by Borrower or from any source other than Guarantors subsequent to the date of such revocation shall first be applied to that portion of the Guaranteed Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of the Guarantors hereunder.

(c)                                  To the fullest extent permitted by applicable law, each Guarantor hereby waives the right by statute or otherwise to require any Agent or any Lender, to institute suit against Borrower or to exhaust any rights and remedies which any Agent or any Lender has or may have against Borrower.  In this regard, each Guarantor agrees that it is bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter arising, as fully as if the Guaranteed Obligations were directly owing to the Agents and the Lenders by each Guarantor.  Each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been performed and paid in the manner provided for by the applicable Loan Documents, to the extent of any such payment) of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower in respect thereof.

(d)                                 To the fullest extent permitted by applicable law, each Guarantor hereby waives: (i) any right to assert against any Agent or any Lender, any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against Borrower or any other party liable to any Agent or any Lender; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Agent or any Lender; and (iv) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder.

(e)                                  If any of the Guaranteed Obligations or the obligations of any Guarantor under this Article at any time are secured by a mortgage or deed of trust upon real property, in accordance with the provisions of this Agreement, the Collateral Agent may elect, upon a default with respect to the Guaranteed Obligations or the obligations of the Guarantors under this Article, to foreclose such mortgage or deed of trust judicially or nonjudicially in any manner permitted by law, before or after enforcing this Article, without diminishing or affecting the liability of such Guarantor hereunder.  Each Guarantor understands that (a) by virtue of the operation of antideficiency law applicable to nonjudicial foreclosures, an election by Collateral Agent to nonjudicially foreclose on such a mortgage or deed of trust probably would have the effect of impairing or destroying rights of subrogation, reimbursement, contribution, or indemnity of the Guarantors against Borrower or other guarantors or sureties, and (b) absent the waiver given by Guarantors herein, such an election would estop the Collateral Agent from enforcing this Article against such Guarantor.  Understanding the foregoing, and understanding that each Guarantor hereby is relinquishing a defense to the enforceability of this Article, each Guarantor hereby waives any right to assert against Collateral Agent any defense to the enforcement of this Article, whether denominated “estoppel” or otherwise, based on or arising from an election by Collateral Agent to nonjudicially foreclose on any such mortgage or deed of trust.  Each Guarantor understands that the effect of the foregoing waiver may be that such Guarantor may have liability hereunder for amounts with respect to which such Guarantor may be left without rights of subrogation, reimbursement, contribution, or indemnity against the Borrower, the other Guarantors, or other guarantors or sureties.  Each Guarantor also agrees that the “fair market value” provisions of Section 580a of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction shall have no applicability with respect to the determination of such Guarantor’s liability under this Article.

(f)                                    Without limiting the generality of any other waiver or other provision set forth in this Article, each Guarantor waives all rights and defenses that such Guarantor may have if all or part of the Guaranteed Obligations are secured by real property.  This means, among other things:

(i)                                     In accordance with the provisions of this Agreement, Collateral Agent may collect from such Guarantor without first foreclosing on any real or personal property collateral that may be pledged by such Guarantor, the Borrower, the other Guarantors, or any other guarantor.

(ii)                                  If, in accordance with the provisions of this Agreement, Collateral Agent forecloses on any real property collateral that may be pledged by such Guarantor, the Borrower, the other Guarantors, or any other guarantor:

(1)                                  The amount of the Guaranteed Obligations or any obligations of any Guarantor in respect thereof may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(2)                                  Collateral Agent may collect from such Guarantor even if Collateral Agent, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from the Borrower, the other Guarantors, or any other guarantor.

(g)                                 This is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have if all or part of the Guaranteed Obligations are secured by real property.

(h)                                 WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS ARTICLE, EACH GUARANTOR HEREBY WAIVES, TO THE MAXIMUM PERMITTED BY LAW, ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE §§ 2787 THROUGH AND INCLUDING § 2855, CALIFORNIA CODE OF CIVIL PROCEDURE §§ 580a, 580b, 580c, 580d, AND 726, AND CHAPTER 2 OF TITLE 14 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR LAWS OF ANY OTHER APPLICABLE JURISDICTION.

(i)                                     WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS ARTICLE, EACH GUARANTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY COLLATERAL AGENT, EVEN THOUGH SUCH ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE GUARANTEED OBLIGATIONS, HAS DESTROYED SUCH GUARANTOR’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST BORROWER BY THE OPERATION OF APPLICABLE LAW INCLUDING §580d OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR ANY SIMILAR LAWS OF ANY OTHER APPLICABLE JURISDICTION.

(j)                                     Without limiting the generality of any other waiver or other provision set forth in this Article, each Guarantor hereby agrees as follows:

(i)                                     Collateral Agent’s right to enforce this Article is absolute and is not contingent upon the genuineness, validity or enforceability of any of the Loan Documents.  Each Guarantor waives all benefits and defenses it may have under California Civil Code Section 2810 or any similar laws in any other applicable jurisdiction and agrees that Collateral Agent’s rights under this Article shall be enforceable even if Borrower had no liability at the time of execution of the Loan Documents or later ceases to be liable.

(ii)                                  Each Guarantor waives all benefits and defenses it may have under California Civil Code Section 2809 or any similar laws in any other applicable jurisdiction with respect to its obligations under this Article and agrees that each Agent’s rights under the Loan Documents will remain enforceable even if the amount secured by the Loan Documents is larger in amount and more burdensome than that for which the Borrower is responsible.  The enforceability of this Article against each Guarantor shall continue until such Guarantor is released from the provisions of this Article pursuant to the provisions of this Agreement or until all sums due under the Loan Documents have been paid in full and shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for the Borrower’s obligations under the Loan Documents, from whatever cause, the failure of any security interest in any such security or collateral or any disability or other defense of Borrower, any other Guarantor, or any other guarantor of Borrower’s obligations under any other Loan Document, any pledgor of collateral for any Person’s obligations to the Agents and the Lenders or any other Person in connection with the Loan Documents.

(iii)                               Each Guarantor waives the right to require Collateral Agent to (A) proceed against Borrower, any other Guarantor, or any guarantor of Borrower’s obligations under any Loan Document, any other pledgor of collateral for any Person’s obligations to the Agents and the Lenders or any other Person in connection with the Guaranteed Obligations, (B) proceed against or exhaust any other security or collateral Collateral Agent may hold, or (C) pursue any other right or remedy for such Guarantor’s benefit, and agrees that Collateral Agent may exercise its right under this Article without taking any action against Borrower, any other  Guarantor, or any other guarantor of Borrower’s obligations under the Loan Documents, any pledgor of collateral for any Person’s obligations to the Agents and the Lenders or any other Person in connection with the Guaranteed Obligations, and without proceeding against or exhausting any security or collateral Collateral Agent holds.

(iv)                              Each Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall the Guarantor be exonerated or discharged by, any acts of any Governmental Authority of or in any jurisdiction affecting Borrower, such Guarantor, any other Guarantor, or any other guarantor of Borrower’s obligations under the Loan Documents, any pledgor of collateral for any Person’s obligations to the Agents and the Lenders or any other Person, including any restrictions on the conversion or exchange of currency or repatriation or control of funds, a declaration of banking moratorium or any suspension of payments by banks in any jurisdiction or the imposition by any jurisdiction or any Governmental Authority thereof or therein of any moratorium on, the required rescheduling or restructuring of, or required  approval of payments on, any indebtedness in such jurisdiction, or any total or partial expropriation, confiscation, nationalization or requisition of any such Person’s property; any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in any jurisdiction; or any economic, political, regulatory or other events in any jurisdiction. The paragraphs in this Article which refer to certain sections of the California Civil Code and the California Code of Civil Procedure are included in this Article solely out of an abundance of caution and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Article.

Section 11.04                          Continuing Guaranty; Assignments.  This Article is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article and (ii) the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments or its Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05                          Canadian Obligors.

(a)                                  Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.

(i)                                     Notwithstanding anything to the contrary contained in this Article or in any Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest payable by any Guarantor that is an entity organized under the laws of Canada or any province of Canada (a “Canadian Obligor”) in respect of the Obligations pursuant to this Article and the Loan Documents shall be governed by the laws of the province of Ontario or the federal laws of Canada.

(ii)                                  Whenever interest payable by any Canadian Obligor is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation.

(iii)                               In no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by any Canadian Obligor to any Agent or any Lender under this Article or any Loan Document exceed the effective annual rate of interest on the “credit advances” (as defined in that section) under this Article or such Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Article or any Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Agents, the Lenders and the Canadian Obligor making such payment and the amount of such payment or collection shall be refunded by the Agents and the Lenders to such Canadian Obligor.  For the purposes of this Article and each other Loan Document to which a Canadian Obligor is a party, the effective annual rate of interest payable by such Canadian Obligor shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Obligations, on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent for the account of such Canadian Obligor will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(iv)                              All calculations of interest payable by any Canadian Obligor under this Article or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.  The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

(b)                                 Judgment Currency.  The specification under this Article of Dollars and payment in the United States is of the essence.  Each Guarantor’s obligations hereunder and under the other Loan Documents to make payments in Dollars and shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by each Agent and each Lender of the full amount of Dollars expressed to be payable to such Agent or such Lender under this Article or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment in any court, it is necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the rate of exchange used shall be that at which the Agents and the Lenders could, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency on the Business Day preceding that on which final judgment is given.  The obligation of each Guarantor in respect of any such sum due from it to the applicable Agent or Lender hereunder shall, notwithstanding any judgment in such Judgment Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the applicable Agent or Lender receives any sum adjudged to be so due in the Judgment Currency, the applicable Agent or Lender may, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency.  If the Dollars so purchased are less than the sum originally due to the applicable Agent or Lender in Dollars, each Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agents and the Lenders against such loss, and if the Dollars so purchased exceed the sum originally due to the applicable Agent or Lender in Dollars, the applicable Agent or Lender agrees to remit to the applicable Guarantor such excess.

Section 11.06                          Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article shall have been paid in full in cash and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising.  If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be paid in full in cash and (iii) all Commitments have been terminated, the Agents and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01                          Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

MAGNETEK, INC.
8966 Mason Avenue
Chatsworth, California 91311
Attention:  Tina McKnight
Telecopier:  818-727-2219

with a copy to:

GIBSON, DUNN & CRUTCHER LLP
333 South Grand Avenue
Los Angeles, CA  90071
Attention: Jennifer Bellah Maguire, Esq.
Telecopier:  213-229-7520

if to the Administrative Agent, to it at the following address:

ABLECO FINANCE LLC
299 Park Avenue, 23rd Floor
New York, New York  10171
Attention:  Kevin Genda
Telecopier:  212-891-1541

if to the Collateral Agent, to it at the following address:

ABLECO FINANCE LLC
299 Park Avenue, 23rd Floor
New York, New York  10171
Attention:  Kevin Genda
Telecopier:  212-891-1541

in each case for each Agent, with copies to:

CERBERUS CALIFORNIA, INC.
11812 San Vicente Boulevard, Suite 300
Los Angeles, California  90049
Attention: Michael B. Grenier
Telecopier:  310-826-9203

and

PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 South Flower Street
Los Angeles, CA 90071
Attention:  John Francis Hilson, Esq.
Telecopier:  213-996-3300

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01.  All such notices and other communications shall be effective, (i) if mailed, when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to Articles II and III shall not be effective until received by such Agent , as the case may be.

Section 12.02                          Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party or any of their respective Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Term Loan Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of “Required Lenders”, “Pro Rata Share” or “Total Debt Limiter”, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor or (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement, in each case, without the written consent of each Lender.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03                          No Waiver; Remedies, Etc.  No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04                          Expenses; Taxes; Attorneys’ Fees.  The Borrower will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup or remediation of any Hazardous Materials present or arising out of the operations of any facility owned or operated by any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.05                          Right of Set-off.

(a)                                  Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Collateral Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s ratable portion of all such distributions by Administrative Agent, such Lender promptly shall (1) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 12.06                          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07                          Assignments and Participations.  (a)  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)                                 Each Lender may with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitment and Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) and (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)                                 The Collateral Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon receipt by the Collateral Agent of an Assignment and Acceptance, and subject to any consent required from the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent’s execution of an acceptance to such Assignment and Acceptance), the Collateral Agent shall accept the Assignment and Acceptance and record the information contained therein in the Register.

(f)                                    A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g)                                 In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register for this purpose as a non-fiduciary agent of the Borrower on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(h)                                 Any Non-U.S. Lender who is assigned an interest in any portion of such Registered Loan pursuant to an Assignment and Acceptance shall comply with Section 2.08(d).

(i)                                     Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, all or a portion of its Commitments or the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 12.07                          Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.08                          GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.09                          CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, IN THE COUNTY OF NEW YORK AND THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF

AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO SUCH LOAN PARTY, C/O THE BORROWER, AT THE BORROWER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.10                          WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.11                          Consent by the Agents and Lenders.  Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.12                          No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.13                          Reinstatement; Certain Payments.  If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

Section 12.14                          Indemnification.  In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the ”Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the ”Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.15 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.  Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

Section 12.15                          Records.  The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including the Closing Fee, the Loan Servicing Fee, the Anniversary Fee, the Unused Line Fee, the Commitment Fee, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.16                          Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.17                          Interest.  It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower).  All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at an time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.18                          Confidentiality.  Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable companies, any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19.  Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 12.19                          Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 12.20                          Public Disclosure.  Borrower and each of its Subsidiaries agrees that neither they nor any of their respective Affiliates will issue any press release or other public disclosure using the name of any Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of each Agent and such Lender, except to the extent that such Person is required to do so under applicable law (in which event, such Person will consult with each Agent and such Lender before issuing such press release or other public disclosure).  Borrower and each of its Subsidiaries hereby authorizes each Agent and each Lender, after consultation with Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as the Agents and the Lenders shall deem appropriate, including announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21                          Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

Section 12.22                          Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

MAGNETEK, INC.

By:	/s/ David P. Reiland
Name: David P. Reiland
Title: Executive VP & Chief Financial Officer

GUARANTORS:

MAGNETEK ADS POWER, INC.

By:	/s/ David P. Reiland
Name: David P. Reiland
Title: President

MAGNETEK MONDEL HOLDING, INC.

By:	/s/ David P. Reiland
Name: David P. Reiland
Title: President

MONDEL ULC

By:	/s/ David P. Reiland
Name: David P. Reiland
Title: President

MAGNETEK NATIONAL ELECTRIC COIL, INC.

By:	/s/ David P. Reiland
Name: David P. Reiland
Title: President

MAGNETEK ALTERNATIVE ENERGY, INC.

By:	/s/ David P. Reiland
Name: David P. Reiland
Title: VP & Chief Financial Officer

COLLATERAL AGENT AND LENDER:

ABLECO FINANCE LLC

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Senior Vice President

ADMINISTRATIVE AGENT AND LENDER:

ABLECO FINANCE LLC

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Senior Vice President

SCHEDULE AND EXHIBITS

Schedule F-1	Facilities
Schedule T-1	TTM EBITDA
Schedule 1.01(A)	Commitments
Schedule 6.01(e)	Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Leases
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Tradenames
Schedule 6.01(ff)	Collateral Locations
Schedule 6.01(hh)	Indebtedness
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Lockbox Banks and Lockbox Accounts

Exhibit A-1	Form of Assignment and Acceptance
Exhibit I-1	Form of Intercompany Subordination Agreement
Exhibit I-2	Form of Intercreditor Agreement
Exhibit L-1	Form of LIBOR Notice
Exhibit T-1	Form of Total Debt Limiter Certificate
Exhibit 2.02(a)	Form of Notice of Borrowing
Exhibit 5.01(d)	Form of Opinion of Counsel